UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

KS BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transactions:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

KS BANCORP, INC.

Post Office Box 661

1031 North Brightleaf Blvd.

Smithfield, North Carolina 27577

(919) 938-3101

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on March 14, 2005

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of KS Bancorp, Inc. (the “Company”) will be held on March 14, 2005, at 7:00 p.m., Eastern Standard Time, at the main office of the Company at 1031 North Brightleaf Blvd., Smithfield, North Carolina.

The Special Meeting is for the purpose of considering and voting upon the following matters:

1.	To approve an amendment to the Company’s Articles of Incorporation (the “Amendment”) which will effect (i) a 1-for-200 reverse stock split of the Company’s common stock (the “Reverse Stock Split”) and (ii) a 250-for-1 forward stock split (the “Forward Stock Split”) to be effective following such Reverse Stock Split; and

2.	To transact such other business as may properly come before the Special Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be considered at the Special Meeting.

The Board of Directors has established January 3, 2005, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournments thereof. In the event there are not sufficient shares present in person or by proxy to constitute a quorum at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

The Board of Directors has carefully considered the terms of the proposed Amendment authorizing the Reverse Stock Split and corresponding Forward Stock Split and believes that it is fair to, and in the best interests of, the Company and its stockholders. The Board of Directors has unanimously approved this transaction and recommends that you vote FOR the approval of the Amendment authorizing the Reverse Stock Split and Forward Stock Split.

Those stockholders holding fractional shares upon the effectiveness of the Reverse Stock Split will receive cash equal to $24.00 for each pre-split share comprising fractional share interests. Those stockholders who will be cashed out if the Reverse Stock Split is approved are entitled to dissenters’ rights under Article 13 of the North Carolina Business Corporation Act, a copy of which is attached. In order to perfect dissenters’ rights, you must comply in full with the requirements of North Carolina law.

A form of proxy is enclosed to enable you to vote your shares at the Special Meeting. Your vote is very important. You are urged, regardless of the number of shares you hold, to complete, sign, date and return the proxy promptly. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By Order of the Board of Directors

/s/ Joy B. Watson
Joy B. Watson
Secretary

Smithfield, North Carolina

February 1, 2005

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE AMENDMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE AMENDMENT OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE ACCOMPANYING PROXY STATEMENT.

KS BANCORP, INC.

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

To Be Held On March 14, 2005

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of KS Bancorp, Inc. (“KS Bancorp” or the “Company”) to be voted at a special meeting of KS Bancorp’s stockholders to be held at the Company’s principal office at 1031 North Brightleaf Blvd., Smithfield, North Carolina at 7:00 p.m. on March 14, 2005 (the “Special Meeting”).

The Board of Directors is soliciting your vote to approve the proposed amendment to the Company’s Articles of Incorporation (the “Amendment”), which provides for (i) a reverse 1-for-200 stock split of KS Bancorp’s common stock (the “Reverse Stock Split”) and (ii) a corresponding 250-for-1 forward stock split (the “Forward Stock Split”) applicable to those shares of Company common stock remaining after the close of the Reverse Stock Split and which were not otherwise cashed out pursuant to the Reverse Stock Split. The Reverse Stock Split and the Forward Stock Split, as more particularly set forth in the Amendment, are collectively referred to as the “Recapitalization” of the Company’s common stock.

In connection with the Reverse Stock Split, and as permitted under North Carolina law, you, as a Company stockholder, will receive one share for each two hundred shares of KS Bancorp common stock you hold immediately prior to the Reverse Stock Split. If you hold a fractional share resulting from the Reverse Stock Split, you will receive a cash payment from the Company in the amount equal to $24.00, without interest (the “Redemption Price”), for each pre-split share comprising that fractional share interest. If the Company’s stockholders approve the Recapitalization, each stockholder:

•	Holding fewer than 200 shares of the Company’s common stock at the effective time of the Reverse Stock Split, as determined by the Board of Directors, will receive the Redemption Price for each pre-split share of Company common stock owned by that stockholder; or

•	Holding 200 or more shares at the effective time of the Reverse Stock Split, as determined by the Board of Directors, will be issued new shares of KS Bancorp common stock after the Reverse Stock Split. These stockholders will initially receive one new share of Company common stock for every 200 shares of Company common stock held immediately prior to the effective time of the Reverse Stock Split. In addition, these stockholders will receive a cash payment equal to the Redemption Price for each pre-split share of Company common stock comprising any fraction of a share of Company common stock that would otherwise be issued following the Reverse Stock Split. Those stockholders who continue to hold shares of the Company’s common stock after the Reverse Stock Split and are not fully cashed out will subsequently receive 250 shares of the Company’s common stock for each share owned resulting from such Reverse Stock Split in accordance with the Forward Stock Split.

After the transaction, KS Bancorp anticipates it will have approximately 247 record stockholders and intends to deregister the Company’s Common Stock with the Securities and Exchange Commission and become a private company. KS Bancorp’s common stock would cease to be traded on the OTC Bulletin Board. After the transaction, any trading in our common stock will only occur in the Pink Sheets Electronic Quotation System (the “pink sheets”) or in privately negotiated sales. As a result of the deregistration, KS Bancorp would no longer be subject to the periodic reporting and related requirements under federal securities laws that are applicable to public companies.

The Reverse Stock Split cannot occur unless the holders of more than a majority of the issued and outstanding shares of KS Bancorp common stock approve the proposed Amendment.

This document provides you with detailed information about the proposed Recapitalization. Please see “Additional Information” on page 55 for additional information about KS Bancorp on file with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PROPOSED AMENDMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE AMENDMENT OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION DISCLOSED IN THIS PROXY STATEMENT. ANY REFERENCE TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Proxy Statement is being mailed to stockholders of KS Bancorp beginning on or about February 1, 2005.

SUMMARY TERM SHEET

This summary of terms, as well as the questions and answers that follow, highlights selected information about the proposed Reverse Stock Split, Forward Stock Split and Amendment included elsewhere in this Proxy Statement. The Reverse Stock Split and Forward Stock Split are collectively referred to as the “Recapitalization.” This summary is qualified in its entirety by reference to the more detailed information appearing or incorporated by reference elsewhere in this Proxy Statement. We encourage you to read the entire Proxy Statement, as well as any information that has been incorporated by reference, before you vote at the Special Meeting. All references to “KS Bancorp”, the “Company”, “we”, “us”, “our”, and “ours” refer to KS Bancorp, Inc. and its subsidiary.

•	If adopted by the Company’s stockholders, the Amendment will first result in a 1-for-200 Reverse Stock Split of the common stock, which will cause each 200 shares of issued and outstanding shares of common stock to be converted into one new share of common stock. (See page 33.)

•	Each holder of record of 200 or more shares of Company common stock immediately prior to the Reverse Stock Split will be issued new shares of common stock. These stockholders will receive one new share of common stock for every 200 shares of common stock held immediately prior to the Reverse Stock Split. They will also receive cash in lieu of any fractional share to which they would otherwise be entitled. Each holder of record of fewer than 200 shares of common stock immediately prior to the Reverse Stock Split will only be entitled to receive cash in lieu of any fractional share to which they would otherwise be entitled. Fractions of shares resulting from the Reverse Stock Split will be immediately cancelled and exchanged for cash in the amount of $24.00 for each pre-split share comprising the fraction. (See pages 27-28 and 33.)

•	Following the Reverse Stock Split, stockholders who owned fewer than 200 shares immediately prior to the Reverse Stock Split will no longer be stockholders of the Company. (See pages 27-28.)

•	Each share of Company common stock held following the Reverse Stock Split (excluding fractional shares which are cashed out) will automatically be split on a 250-for-1 share basis pursuant to the Forward Stock Split. (See pages 27-28 and 33.)

•	All certificates representing issued and outstanding shares of common stock immediately prior to the Recapitalization will be cancelled and must be returned to the Company. After the Amendment has been filed with the North Carolina Secretary of State, the Company will send stockholders transmittal materials that will inform the stockholders how to collect cash to be paid for fractional shares and receive new stock certificates. (See pages 34-35.)

•	Stockholders who retain stock after the Recapitalization will accrue dividends on their new shares when declared by the Board of Directors, but they will not be entitled to receive the dividends until their old stock certificates are properly surrendered. Likewise, these stockholders will not be able to transfer their shares on the Company’s books until their old certificates are properly surrendered. (See page 33.)

•

The purpose of the Reverse Stock Split is to reduce the number of Company stockholders so that we may deregister our common stock under the Securities Exchange Act of 1934 (the “Exchange Act”) and become a private company. The Board’s primary reason for going private is the estimated annual costs savings to the Company. If we deregister, we will not be governed by the newly enacted Sarbanes-Oxley Act of 2002 as applicable to public companies. We also will no longer file periodic reports with the SEC, including annual and quarterly reports on Form 10-KSB and Form 10-QSB, nor will we be subject to the SEC’s proxy rules. However, we currently intend to provide our stockholders with annual audited financial statements. Other reasons for, and anticipated consequences of, the Recapitalization are discussed in this Proxy Statement (See pages 10-18.)

•	If we deregister our common stock under the Exchange Act, our common stock will no longer be eligible for trading on the OTC Bulletin Board. We anticipate that our common stock may be quoted in the “pink sheets.” However, we cannot predict whether or when this will occur or that an active trading market will exist for our common stock after it is deregistered with the SEC. As a result, it may be more difficult for remaining stockholders to sell their shares. (See page 29.)

•	The Reverse Stock Split will be taxable to those stockholders who receive cash for their shares. These stockholders will recognize gain or loss for federal, and possibly state and local, income tax purposes when they receive cash for their shares. They will generally recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares of common stock which are cashed out. These stockholders should consult their personal tax advisors for a full understanding of their tax consequences resulting from the Recapitalization. (See pages 21-27.)

•	The Board of Directors has determined that the Recapitalization, including the Redemption Price to be paid in connection with the Recapitalization, is fair to the Company’s unaffiliated stockholders. Our directors separately considered the fairness of the Recapitalization as to those shareholders who will receive cash as well as those shareholders who will retain their shares of common stock after the Recapitalization. (See pages 18-21.)

•	Triangle Capital Partners, LLC, an independent financial advisor to the Board of Directors, has delivered its written opinion dated December 20, 2004 to the Board. The written opinion states that, as of its date, the cash Redemption Price to be paid to our stockholders in the Recapitalization was fair, from a financial point of view, to all Company stockholders. This written opinion was one of the factors considered by our Board in determining the price to be paid for cashed out shares. A copy of this written opinion is attached as Appendix B to this Proxy Statement. The opinion is based upon and subject to the various assumptions and limitations described in the opinion. Please read this opinion in its entirety. (See pages 21-27.)

•	Stockholders who will receive cash for their fractional shares resulting from the Reverse Stock Split will have dissenters’ rights under Article 13 of the North Carolina Business Corporation Act, the provisions of which are attached to this Proxy Statement as Appendix C. (See pages 36-37.)

•	The Recapitalization will not be effective unless and until KS Bancorp’s stockholders approve the proposed Amendment. We anticipate that the Amendment will be filed with the North Carolina Secretary of State, and the Recapitalization will take place, shortly after the Special Meeting. (See page 33.)

•	We estimate that approximately $1.4 million will be required to pay for the fractional shares cashed out as a result of the Reverse Stock Split. In addition, we estimate that we will incur approximately $110,500 in transaction expenses related to the Recapitalization. We intend to pay for the shares to be cashed out and the expenses of the Recapitalization from a combination of working capital of the Company and dividends paid to the Company by the Bank and anticipate remaining well-capitalized after the transaction. On September 30, 2004, KS Bancorp (including its subsidiary) had approximately $18.8 million in available capital. (See page 36.)

•	You may either vote in person at the Special Meeting or by using the enclosed proxy card. If voting by proxy, you should specify your choice with regard to the Amendment on the enclosed proxy card. All properly executed proxies delivered to the Company in time will be voted at the Special Meeting. You may revoke your proxy at any time before it is voted at the Special Meeting by giving written notice to the Secretary of the Company, executing and delivering to the Secretary of the Company a proxy card bearing a later date, or voting in person at the Special Meeting. Any executed, but unmarked, proxies will be voted for the Amendment. (See pages 38-40.)

•	The Board of Directors believes that the Recapitalization is in the best interests of the Company and its stockholders and has unanimously approved the Amendment. The Board recommends that stockholders vote “FOR” adoption of the Amendment. (See pages 18-21 and 40).

SPECIAL CAUTIONARY NOTICE REGARDING

FORWARD-LOOKING STATEMENTS

This Proxy Statement and the documents that have been incorporated herein by reference contain certain forward-looking statements and information with respect to the financial condition, results of operations, and business of the Company. These forward looking statements are not guarantees of future performance and involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on information available to management at the time that these disclosures were prepared. These statements might be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variances of these words and other similar expressions. You should not place undue reliance on forward-looking statements that reflect management’s view only on the date of this Proxy Statement. A number of important factors could cause actual results to differ materially from those in the forward-looking statements.

QUESTIONS AND ANSWERS

The questions and answers below are a summary of items described in this Proxy Statement. To fully understand the Reverse Stock Split, Forward Stock Split and the Amendment, you are encouraged to read carefully the entire Proxy Statement.

When is the Special Meeting?

The Special Meeting will be held on March 14, 2005 at 7:00 p.m. Eastern Standard Time at the Company’s principal office at 1031 North Brightleaf Blvd., Smithfield, North Carolina.

What am I being asked to vote on at the Special Meeting?

You are being asked to approve the proposed Amendment to our Articles of Incorporation that provides for a 1-for-200 Reverse Stock Split and a corresponding 250-for-1 Forward Stock Split shortly thereafter. After the Reverse Stock Split but prior to the Forward Stock Split, stockholders will receive cash in lieu of any fractional shares equal to $24.00 for each pre-split share.

Do I need to be present at the Special Meeting?

No. You do not have to attend the Special Meeting to vote your shares of common stock. You may sign and return the enclosed proxy card to vote your shares.

What vote is required to approve the Amendment?

The proposal to approve the Amendment must receive the affirmative vote of the holders of at least a majority of the shares of KS Bancorp common stock issued and outstanding as of January 3, 2004, the record date. If you do not vote your shares, either in person or by proxy, or if you abstain from voting, it has the same effect as a vote against the transaction. In addition, if you do not instruct your broker on how to vote on the transaction, your broker will not be able to vote for you. This will have the same effect as a vote against the transaction.

Can I change my vote after I have mailed the proxy card?

Yes. You can change your vote at any time before your proxy is voted at the Special Meeting so long as you follow the procedures outlined in this Proxy Statement.

What is the recommendation of the Board of Directors regarding the proposal?

The Company’s Board of Directors believes that the Recapitalization is fair to unaffiliated stockholders and recommends that you vote for the proposed Amendment.

What do I need to do now?

Please sign, date and complete your proxy card and promptly return it in the enclosed, self-addressed, prepaid envelope so that your shares can be represented at the Special Meeting.

Why has the Board of Directors chosen this course of action?

The Board of Directors has approved the Amendment and the Recapitalization in order to reduce the number of stockholders owning the Company’s common stock. After the Reverse Stock Split, we anticipate that the number of stockholders will be less than 300, and we intend to deregister our common stock under the Exchange Act. As a result, we will no longer be subject to the SEC’s periodic reporting requirements or its proxy rules and regulations. In addition, we will not be subject to additional reporting and audit requirements adopted under the Sarbanes-Oxley Act with respect to public companies. We estimate that this will result in costs savings for the Company and will allow management to better focus on other business opportunities. The Forward Stock Split will avoid stockholders owning one or a few shares having a relatively high trading price after the Reverse Stock Split, which could adversely affect the common stock’s liquidity.

Will the Company remain a public company after the completion of the Recapitalization?

No. We estimate that the Recapitalization will result in the number of our record stockholders falling below 300, and we intend to terminate the registration of our common stock under the Exchange Act. Once the Company deregisters from the Exchange Act, we do not expect our common stock will be eligible for listing on the OTC Bulletin Board. Thereafter, we anticipate that our common stock may be quoted in the “pink sheets,” but we cannot predict whether or when this will occur or the liquidity of the market which will thereafter exist for our common stock. As a result, it may become even more difficult for our remaining stockholders to sell their shares.

What is “going private?”

The term “going private” is used within this Proxy Statement to mean the transformation of the Company from a public company filing detailed, periodic reports under the Exchange Act to an entity with less than 300 stockholders that is no longer subject to those reporting requirements.

How will the Company pay for the fractional shares to be purchased after the Reverse Stock Split?

The Company will pay for any fractional shares out of its cash and liquid assets. The Company will not borrow any funds to pay for the purchase price of the fractional shares. We have sufficient paid in capital to pay for all fractional shares of our common stock.

When will the Recapitalization be completed?

If the stockholders adopt the Amendment, the Recapitalization will take place shortly following the adjournment of the Special Meeting upon the filing of the Amendment with the North Carolina Secretary of State. If the Special Meeting is not postponed or adjourned, we estimate that the Reverse Stock Split will be effective at 6:00 p.m. on March 17, 2005, and the Forward Stock Split will be effective at 6:00 a.m. on March 18, 2005. There will be no acknowledgment of stock sales in our stock records between the Reverse Stock Split and the Forward Stock Split.

How will I receive my new shares or cash following the Recapitalization?

After the Amendment is filed, the Company will send transmittal documents that explain how you should turn in your old share certificates in exchange for new shares and/or cash, if applicable. The Company will issue new shares to those entitled to receive such shares following the Recapitalization and/or pay you for your old shares after you have surrendered your old share certificates.

May I buy additional shares in order to remain a stockholder of KS Bancorp or avoid having some of my shares cashed out?

Yes. You may buy additional shares of KS Bancorp common stock in the open market at any time prior to the Company filing the Amendment.

Should I send in my share certificates now?

No. After the Recapitalization is complete, the Company will send you written transmittal materials for surrendering your share certificates.

How will KS Bancorp operate after the transaction?

After the Recapitalization, we expect the Company’s business and operations to continue as they are currently being conducted and, except as disclosed in this Proxy Statement, the Recapitalization is not anticipated to have any effect upon the conduct of our business. However, KS Bancorp will deregister its common stock under the Exchange Act and, as a result, will no longer be subject to the reporting and related requirements under the Exchange Act that are applicable to public companies.

What are the federal income tax consequences of the Reverse Stock Split?

Generally, those stockholders who receive cash for fractional shares after the Reverse Stock Split will be subject to United States federal income taxation. These stockholders may be subject to taxation for state and local tax purposes as well. Please consult with your personal tax advisor to determine the federal, state and local tax consequences of the Reverse Stock Split to your own particular circumstances. See “Special Factors – Certain United States Federal Income Tax Consequences.”

What will be the effect of the Recapitalization on affiliated stockholders?

Officers, directors and other affiliated stockholders will be treated in the same manner as non-affiliated stockholders under the terms of the Recapitalization. To the extent that affiliated stockholders own fractional shares after the Reverse Stock Split, they will receive cash in the Recapitalization. Total beneficial ownership of affiliated stockholders as compared to unaffiliated stockholders will increase slightly after the Recapitalization is completed. In addition, affiliated stockholders will not be subject to the same reporting requirements after the Company deregisters as a reporting company under the Exchange Act.

Who should I contact if I have additional questions?

If you have additional questions about the proxy, this Proxy Statement, the Recapitalization, the Amendment or related matters, you should contact: Harold T. Keen, President, or Earl W. Worley, Jr., Chief Financial Officer, KS Bancorp, Inc., P.O. Box 661, 1031 North Brightleaf Blvd., Smithfield, North Carolina 27577, (919) 938-3101.

SPECIAL FACTORS

Background of the Transaction

Introduction. On December 29, 1993, KS Bank, Inc. (the “Bank”) (which was formerly known as Kenly Savings Bank, Inc., SSB) converted from a North Carolina-chartered mutual savings bank to a North Carolina stock savings bank. In connection with this conversion, all of the issued and outstanding stock of the Bank was acquired by KS Bancorp, which was organized at that time to become a public holding company for the Bank. The Company then initiated an initial public offering of its common stock, no par value, and registered the common stock under the Exchange Act.

During the past year, the Company’s Board of Directors has debated the advantages and disadvantages of remaining a SEC reporting company or converting to a privately held institution. The Board considered many factors which are discussed throughout this Proxy Statement. Ultimately, the Board concluded that the advantages of KS Bancorp being a SEC reporting company no longer outweigh the costs we incur as a public corporation, particularly in light of the requirements the Sarbanes-Oxley Act imposed upon public companies. As a result, the Board of Directors approved the Reverse Stock Split and corresponding Forward Stock Split and is recommending that the stockholders approve the Amendment and Recapitalization at the Special Meeting. As a result of the Reverse Stock Split, the Board estimates that the number of record stockholders will be reduced to below 300, which will allow us to deregister our common stock for reporting purposes under the Exchange Act.

Costs Associated with SEC Regulations. As a result of being a SEC reporting company, we are obligated to prepare and file with the SEC certain reports and information, including the following:

•	Annual Reports on Form 10-KSB;

•	Quarterly Reports on Form 10-QSB;

•	Current Reports on Form 8-K; and

•	Proxy Statements and related materials as required by Regulation 14A of the Exchange Act.

In addition, we assist officers and directors in complying with reports required under the Exchange Act’s transaction and short swing profit reporting requirements for Company affiliates.

The costs associated with these reports and other filing obligations comprise a significant corporate overhead expense. Expenses associated with being a SEC reporting company include securities counsel fees, auditor fees, costs of printing and mailing SEC documents, and costs associated with converting SEC filings in Edgar format. We realize that the costs associated with SEC reporting have been increasing over the last couple of years, and we believe that the costs will continue to increase significantly. The principal reason behind the anticipated increases in compliance costs is the enactment of the Sarbanes-Oxley Act and the additional rules and regulations adopted by the SEC related to Sarbanes-Oxley. In addition to compliance costs and out of pocket expenses, compliance with existing and new SEC and reporting audit requirements and other regulatory restrictions diverts the time of senior management and financial staff from other Company business.

We estimate that we currently pay approximately $36,500 per year in on-going costs as a public reporting company which we would not incur as a private company. These costs include filing Forms 10-KSB, 10-QSB, 8-K and proxy statements, Guide 3 compliance reviews, certifications compliance and printing costs. These costs do not include the time and resources of the Company or its senior management and other employees in preparation of these reports and compliance with reporting obligations.

Further, we anticipate that in order to complete the documentation and testing of internal controls required by Section 404 of the Sarbanes-Oxley Act, we would incur an additional estimated $89,000 for fiscal year 2005 alone. Legal expenses associated with SEC compliance and disclosure rules and regulations increased approximately $12,000 for the fiscal years ended December 31, 2003 and 2004, as compared to the 2002 fiscal year. These fees are expected to increase during the fiscal year ending December 31, 2005, but we do not estimate the increase will be significantly more than reflected during the past two fiscal years. In addition, given our relatively small number of employees, we estimate that we would have to hire an additional employee to assist with the time burden associated with SEC reporting compliance at an estimated cost of $60,000 per year. The time demanded of our senior management with respect to these SEC compliance requirements takes away time which could be focused on business matters that bear a more direct relationship to our operations and profitability. We estimate the cost associated with senior management’s time for SEC compliance requirements would be approximately $40,000 for the fiscal year ending December 31, 2005.

Advantages of a Public Corporation. Upon learning of the significant jump in SEC compliance costs that the Company would incur, the Board of Directors analyzed if the advantages of KS Bancorp remaining a SEC reporting company outweighed the costs. One advantage to being a public company is that it may facilitate a more active trading market. However, recent trading reports on our common stock have shown that our common stock has a limited trading volume.

As of the Record Date, there were approximately 375 record stockholders who owned 1,197,029 shares of our common stock. However, approximately 41% of these shares are held by brokerage accounts in “street name”. One reason for the limited trading market for the common stock in recent years may be the relatively few number of stockholders owning our common stock. In addition, approximately 25.07% of KS Bancorp common stock was beneficially owned or controlled by the executive officers and directors of the Company as of the Record Date. This beneficial ownership figure includes shares for which the ESOP trustees share voting and investment power as well as shares held in the ESOP for the benefit of our executive officers. During the twelve months ending November 30, 2004, our common stock was not traded at all on 205 of the 250 eligible trading days. On the days traded, our common stock had an average trading volume of 966 shares, 1,603 shares and 1,397 shares for the three month, six month and twelve month periods ending November 30, 2004, respectively. Of the 62,851 shares traded during the twelve month period ending November 30, 2004, 28,337 (45%) were traded on only five of the 45 active trading days. As a result, if you removed those five trading days from consideration, our common stock had an average daily trading volume of 863 shares for the twelve months ending November 30, 2004. Thus, a relatively small number of shares are typically traded on those days where trading actually occurs.

As a result, our limited trading market has not allowed our stockholders to recognize the primary benefit which should be available to stockholders of a publicly traded company, which is the ability to buy and sell stock in a liquid market in which accurate and timely pricing information is readily available.

Another potential advantage of being a publicly traded institution is the ability to access public capital markets to meet additional capital needs. KS Bancorp, for example, has effectively used the additional capital raised as a result of its initial public offering. At the time of its offering in 1993, we had three branches with approximately $82 million in assets. Over the past 11 years, we have maintained steady growth in our surrounding communities, and we now have seven branches with approximately $223 million in assets on September 30, 2004. At September 30, 2004, we had in excess of $18.8 million in stockholder’s equity.

However, since becoming a public company in December, 1993 we have not made any additional public offerings of common stock or any other equity or debt securities. In addition, we have not used our common stock as consideration for any acquisition. We have attempted to forecast our future capital needs. Based on our analyses of the banking industry in our immediate and surrounding geographic areas, we do not anticipate the need for a large amount of capital for acquisitions or expansions. We estimate that any anticipated expansion can be accomplished at the same method of controlled growth with available capital. As are result, we do not currently anticipate issuing additional shares of common stock in either public or private transactions.

Stockholders of public corporations are entitled to another benefit they typically have greater access to information about the entity. As discussed above, the SEC requires that reporting companies comply with increasing stringent reporting and auditing requirements. There are several benefits to this type of SEC oversight and mandated disclosure; however, there is also large price tag that accompanies this compliance. Not only does compliance with SEC regulations divert the time and resources of senior management and financial staff from other Company business, it also results in increased legal, auditing and accounting costs which we anticipate will continue to rise in the future.

Smaller publicly traded institutions, such as KS Bancorp, may have more difficulty absorbing these costs and resource allocations than larger publicly traded institutions since they represent a larger portion of our revenues. These costs seem further unjustified when considering that KS Bancorp’s is a bank holding company which owns a state savings bank. Because of our unique status, we will continue to be extensively regulated under other federal and state laws. The Bank will be subject to periodic reporting requirements and inspections from certain regulatory agencies including the Federal Deposit Insurance Commission (“FDIC”), the Board of Governors of the Federal Reserve (the “Federal Reserve Board”) and the North Carolina Commissioner of Banks of the North Carolina Department of Commerce (the “North Carolina Commissioner of Banks” or the “Commissioner”).

Background of Board’s Recommendation. The concept to have the Company reduce the number of its shareholders and deregister as an Exchange Act reporting company was initially discussed in October, 2003. At that time, management met with a representative of Triangle Capital Partners, LLC (“Triangle Capital Partners” or “Triangle”) at Triangle’s request. Although the meeting was not solely to discuss the possibility of the Company deregistering as an Exchange Act reporting company, during the course of the meeting Triangle discussed the concept with our management. Triangle inquired as to whether the Company was truly reaping the benefits typically available to a publicly traded company and discussed whether reducing the number of shareholders and deregistering as an Exchange Act reporting company might be a good use of its excess capital. Triangle also discussed some of the advantages and disadvantages of engaging in a “going private” transaction.

After this meeting, management remained mindful of the option to reduce its shareholders and deregister as an Exchange Act reporting company. Specifically, management remained aware of the increase in costs associated with being an Exchange Act reporting company; however, we did not begin to specifically focus on the financial impact of the Sarbanes-Oxley Act until April 2004. At that time, our management analyzed potential compliance costs and out of pocket expenses associated with complying with Section 404 of the Sarbanes-Oxley Act and remaining a SEC reporting company.

Management contacted the Company’s outside auditor to obtain additional estimates as to increased costs which would be borne by the Company if it remained an Exchange Act reporting company. Although management had some brief discussions with our outside auditor prior to September, 2004, our auditor did not have enough information to provide a reliable estimate of the Company’s compliance costs under Section 404 of the Sarbanes-Oxley Act. Management met with our outside auditor in September, 2004 at management’s request. Our outside auditor then estimated that KS Bancorp would incur approximately $89,000 in additional accounting and auditing expenses in order to comply with Section 404 of the Sarbanes-Oxley Act. In addition, we estimate that we would have to hire another full time employee at an additional cost of approximately $60,000. Our auditor informed us that in order to comply with Section 404, procedure and controls would need to be implemented at the beginning of the 2005 fiscal year, and our additional expenses would begin to accrue at that time. During the September, 2004 meeting with our auditor, management did not specifically discuss terminating the Company’s SEC Exchange Act registration other than to acknowledge it was an alternative which might avoid the anticipated Section 404 compliance costs.

After meeting with the auditor, management met with Triangle in September, 2004 to discuss available alternatives to avoid these increased costs, including deregistering as an Exchange Act reporting company. Although management casually encountered Triangle infrequently at various industry functions between its October, 2003 and September, 2004 meetings, there was no new substantive conversation regarding deregistering as an Exchange Act reporting company. During its September, 2004 meeting with Triangle, Triangle discussed with management Triangle’s past experiences in similar going private transactions. Triangle briefly set forth some of the types of transactions which might result in reducing an entity’s number of record shareholders below 300, as well as some of the anticipated costs and time commitments necessary to engage in a going private transaction. Management then requested that Triangle make a presentation to the Company’s Board of Directors regarding the option of having the Company deregister as an Exchange Act reporting company.

During the time of these meetings with our outside auditor and Triangle, management updated certain Board members, including the Chairman of the Audit Committee, as to the possibilities of having KS Bancorp terminate its SEC registration and, thus, reduce its on-going reporting requirements and costs related to being a public company.

On October 11, 2004, at its regular monthly Board meeting, the Board of Directors discussed the anticipated costs associated with the Company’s compliance with the Exchange Act’s rules and regulations, as supplemented by the Sarbanes-Oxley Act, during the current and future fiscal years. A representative of Triangle Capital Partners attended the Board meeting and participated in these discussions with the Board. At the meeting, the Board analyzed KS Bancorp’s common stock trading history, including the volume of shares traded as compared to other entities in the same industry. The Board also analyzed the current make up of its stockholders and number of shares issued and outstanding. The Board discussed the option of going private and the advantages and disadvantages associated with deregistering its common stock with the SEC. The Board further discussed options available to reduce the number of Company stockholders below 300, so that we may qualify to deregister as a SEC reporting company. Triangle presented examples to the Board of other comparable entities which had successfully engaged in a going private transaction and deregistering as an Exchange Act reporting company. At this meeting, the Board began to analyze the possible costs associated with a going private transaction that involved a reverse stock split and considered the funds available to the Company to engage in such a transaction.

The Board of Directors next held a special meeting on October 28, 2004 with its general counsel to further discuss and consider the going private alternatives. At that meeting, the Board of Directors once again carefully considered the advantages and disadvantages of going private, as well as the alternatives available to accomplish the deregistration of our common stock from SEC reporting requirements. At that meeting, the Board considered, among other issues, the potential impact of the Reverse Stock Split and the deregistration of KS Bancorp common stock on its stockholders.

On November 8, 2004, the Board of Directors met again in which all members were present. At that meeting, after further consideration and deliberation by the Board, the Board unanimously approved proceeding with a going private transaction and, specifically, engaging in the Recapitalization. The Board agreed that they would attempt to reduce the number of stockholders below 300 and deregister the Company’s common stock with the SEC.

On December 7, 2004, all of the members of the Board of Directors met primarily for the purpose of determining the redemption price to be paid for cashed out shares in connection with the Reverse Stock Split. The Board first reviewed and reconsidered the advantages and disadvantages of deregistering the Company’s common stock from the Exchange Act reporting requirements. The Board also reviewed alternative strategies other than the Recapitalization which might address the rising costs incurred by an Exchange Act reporting company.

The Board of Directors next addressed the question as to whether the Recapitalization is a fair transaction to affiliated and unaffiliated stockholders. A separate discussion was conducted with respect to those stockholders who will remain and receive stock and, if applicable, cash for fractional shares, and those stockholders which would receive only cash and no longer continue to be a stockholder of the Company. After weighing the Recapitalization’s advantages and disadvantages to unaffiliated stockholders, the Board also considered whether other procedures should be implemented to assure fairness to unaffiliated stockholders.

The Board determined that the fairness to unaffiliated stockholders depended in part on the price to be paid for the cashed out shares resulting from the Recapitalization. At this point, Triangle issued a preliminary report to the Board, at the Board’s request, with information for the Board to consider in determining an equitable cash out price for the shares. Triangle provided some background on the overall performance of financial institutions over the last three years. Triangle presented information on the performance of three indices of publicly traded bank and thrift institutions in the United States deemed comparable to the Company from December 1, 2001 through November 30, 2004 and compared their performance to the performance of the Standard & Poor’s 500 Index during the same time period. Triangle also reviewed and compared certain pricing ratios and selected financial data for the Company and for the indexes of all publicly traded thrift institutions in the United States and in the Southeast as of November 30, 2004 (as identified by SNL Financial, L.C.) to provide information as to the current trading market conditions for the thrift industry and the Company’s common stock.

Triangle next discussed its valuation analysis with respect to the Company’s common stock. It presented the Board with information regarding (i) trading history, including volume and prices, of KS Bancorp’s common stock, (ii) peer group analyses of trading prices and underlying values with respect to the Company’s common stock, (iii) dividend discount valuations of the common stock, and (iv) summary information regarding premiums paid by other companies in connection with going private transactions. The information presented to the Board by Triangle regarding this financial analysis is described more fully below under “Opinion of Financial Advisor.”

Finally, Triangle presented some analysis regarding the anticipated financial impact of the Recapitalization based on certain assumptions and information provided by the Company. Specifically, Triangle estimated the total shares which would be purchased as a result of the Reverse Stock Split and considered its resulting impact to the financial condition of the Company. Summary prospective financial analysis was provided as to several different possible redemption prices. Finally, Triangle estimated the percentage increase in ownership of the affiliates. For further information regarding the Company’s estimated changes to affiliated stock ownership as a result of the Recapitalization, see “Information about the Company – Security Ownership of Officers, Directors and 5% Shareholders” below.

At the end of its presentation, Triangle presented that a redemption price between $20.50 to $23.50 would be a reasonable range of the fair value of the Company’s common stock to those stockholders being cashed out. The analysis and methodology presented to the Board by Triangle is described more fully below under “Opinion of Financial Advisor.”

The Board actively engaged in further discussions and asked questions to Triangle at the meeting regarding, among other things, how often other entities engaged in a “going private” transaction similar to the Recapitalization paid a premium to its stockholders higher than the range initially considered. Triangle indicated that it was aware of other transactions in which a higher premium was paid, particularly in which the stockholders are being involuntarily cashed out. After further deliberation and discussion with Triangle regarding payment of a premium in connection with the Recapitalization, and after considering other factors described in this Proxy Statement, the Board concluded that stockholders receiving cash in lieu of fractional shares resulting from the Reverse Stock Split should receive $24.00 for each pre-split share. At that time, the Board asked if Triangle could opine that $24.00 was a fair Redemption Price in connection with the Recapitalization, and Triangle agreed that the $24.00 Redemption price was fair, from a financial point of view, as a Redemption Price for all stockholders of the Company. In determining the Redemption Price, the Board particularly focused on the fact that the Recapitalization was not a voluntary transaction for stockholders, and a higher premium was justified when considering that factor along with Triangle’s other analyses. The Board concluded that this Redemption Price is a fair price to all unaffiliated stockholders, whether or not those stockholders were receiving cash as a result of the Recapitalization. The Board of Directors received Triangle’s written opinion on December 20, 2004. The matters considered at the December 7, 2004 Board meeting as well as Triangle’s written opinion are more fully discussed in this Proxy Statement at “Recommendation of Board; Fairness of Recapitalization” and “Opinion of Financial Advisor.”

Purposes of the Recapitalization

The Board of Directors is recommending the Amendment and Recapitalization to the stockholders for the purpose reducing the number of stockholders and terminating KS Bancorp’s status as a reporting company with the Securities and Exchange Commission. We anticipate that upon the completion of the Reverse Stock Split, the number of Company record stockholders will be less than 300. Having less than 300 stockholders will qualify KS Bancorp to apply to terminate the registration of its common stock under Section 12(g)(4) of the Exchange Act and suspend its obligations to file reports under Section 15(d) of the Exchange Act.

The primary reason the Board recommends that KS Bancorp deregister as an Exchange Act reporting company is that it will significantly reduce our on-going and anticipated costs related to SEC reporting requirements and compliance with the Sarbanes-Oxley Act. We realize that not all annual reporting costs will be eliminated. We anticipate that we will continue to provide stockholders with audited financial statements on an annual basis, and we will continue to comply with all state and federal reporting requirements applicable to the Bank and the Company as a state savings bank and bank holding company, respectively. Further, we anticipate that the Board will continue to solicit proxies in connection with its annual stockholders meetings which will contain some of the information otherwise provided in our proxy statements during the last several years. However, we also estimate that we could save approximately $252,500 in connection (i) annual professional fees, printing costs, mailing costs and Edgar expenses if we no longer have to comply with Exchange Act reporting requirements and (ii) direct and indirect expenses associated with compliance with Section 404 of the Sarbanes-Oxley Act. The following is a breakdown of our estimated cost savings:

Item	Amount
Current expenses associated with quarterly reports required by the Exchange Act which will no longer be incurred	$20,500
Additional outside assistance for documenting key process flows and controls as required by the Sarbanes-Oxley Act	$34,000
Additional assistance regarding testing of internal controls as required by the Sarbanes-Oxley Act	$30,000
Additional audit costs related to the Sarbanes -Oxley Act	$25,000
Estimated legal fees saved	$9,000
Estimated Edgar and filing costs saved	$30,500
Estimated printing costs saved	$3,500
Cost of hiring additional audit employee with benefits	$60,000
Additional employee hours associated with the Exchange Act reporting	$40,000

Total	$252,500

In addition to reducing expenses, terminating our registration as a SEC reporting company under the Exchange Act would relieve our officers, directors and other personnel of many of the administrative burdens associated with SEC compliance. As a SEC reporting company, KS Bancorp was required to commit personnel and other internal resources to insure its compliance with the rules and regulations under the Exchange Act. The Board now estimates that the passage of the Sarbanes-Oxley Act has subjected, and will subject, the Company and its directors and officers to additional burdens that are relatively substantial in scope. The additional corporate governance, accounting, auditing and internal control provisions employed by Sarbanes-Oxley arguably place a disproportionate burden on public companies that are relatively smaller than others subject to the same rule. By removing KS Bancorp from these requirements, our Board and management will be able to better focus on the Company’s business activities, including any long term business strategies, as well as the needs of our customers and remaining stockholders.

The Board believes that the direct and indirect cost savings which will result from having the Company go private now outweigh the advantages which would remain available to our stockholders if we elected to remain a SEC reporting company. The de-registration could reduce the liquidity of our common stock due to it no longer being quoted on the OTC Bulletin Board, the reduction in publicly available information or other reasons. However, our common stock has not experienced high volume trading over the past several years, and we have no reason to expect this trading volume to increase in the near future if we were to remain a reporting company. As a private company, we will no longer be subject to many of the reporting and disclosure rules implemented by the SEC, but we will continue to be subject to federal and state regulation as a holding company of state savings bank. We also anticipate that we will provide our stockholders with audited financial statements on an annual basis. We may have more limited access to capital markets as a private company than we would as an Exchange Act reporting company. However, because we have no anticipated need for additional capital at this time, this concern does not outweigh the anticipated costs savings associated with terminating the Company’s SEC reporting status.

An additional advantage for the Company which may result from the Recapitalization is that we will reduce some additional expense resulting from administering small stockholder accounts. The expense of administering accounts of small record stockholders is disproportionate to their ownership interest in the Company. As of the Record Date, we estimate that we had approximately 128 record stockholders that held 199 or fewer shares of common stock. We also estimate that several beneficial owners holding stock in “street name” own 199 or less shares of our common stock. These eligible record stockholders and beneficial owners hold an approximate aggregate of 22,857 (1.9%) shares of our common stock. A disproportionate amount of our administrative expense relating to stockholder accounts and reporting requirements are attributable to those stockholders holding less than 2% of our issued and outstanding stock. The effects of the Recapitalization, including effects specific as to affiliated stockholders and non-affiliated stockholders, are later discussed in this Proxy Statement under “– General Effects of the Recapitalization”, “–Additional Effects of Recapitalization of Affiliated Stockholders,” and “–Additional Effects of Recapitalization on Non-Affiliated Stockholders,” and we urge you to read those sections to further understand the benefits and detriments of the Recapitalization, as well as the impact of deregistering as an Exchange Act reporting company.

The Board of Directors determined that the best method for reducing the number of record stockholders was the Reverse Stock Split. The Amendment will provide an effective time for when the Reverse Stock Split will be effective. At that effective time, all shares of the Company’s common stock will be automatically converted on a 1-for-200 basis. The Board selected the 1-for-200 ratio after reviewing the Company’s stockholder list and determining this ratio would cause a sufficient number of stockholders to be cashed out while not cashing out more than is necessary to deregister the Company as an Exchange Act reporting company. Fractional shares will then be cashed out at a price equal to $24.00 per pre-split share. By reviewing its list of record stockholders and non-objecting beneficial owners, the Board is able to predict with some certainty (i) the number of stockholders who will be completely cashed out as a result of the Reverse Stock Split and (ii) the number of fractional shares which will be purchased from all stockholders after the Reverse Stock Split. As a result, the Board is able to estimate that the total number of record stockholders following the Reverse Stock Split will be less than 300, and as a result, we will be able to apply to deregister our common stock from further SEC reporting requirements. Also, the Board is able to gauge with reasonable certainty the total number of pre-split shares to be purchased (59,085) and, as a result, the amount of money necessary to buy out those shares ($1,418,040). As a result, the Board felt that the Reverse Stock Split was a prudent transaction to reduce the number of KS Bancorp stockholders below 300.

Following the Reverse Stock Split, the Company will issue the 250-for-1 Forward Stock Split with respect to all shares of stock remaining after the Reverse Stock Split. The Reverse Stock Split will be effected after the close of one trading day, and the Forward Stock Split will be effected prior to the opening of the following trading day. No fractional shares will exist after the Reverse Stock Split, and as a result, no fractional shares will be subject to the 250-for-1 Forward Stock Split. Thus, at the conclusion of the Forward Stock Split, each remaining stockholder will own shares in 250 share lots. The primary reason for the Forward Stock Split is so that each stockholder will have a larger number of shares. If the Board of Directors did not authorize the Forward Stock Split, all stockholders would own fewer shares trading at a higher price resulting in the trading market being less liquid than the current market for the Company’s common stock. However, the Board of Directors authorized the 250-for-1 Forward Stock Split to allow those who currently own 200 or more shares of the Company’s common stock to receive a net benefit of a 25% forward stock split (excluding shares cashed out as a result of the Reverse Stock Split).

Alternatives Considered

Staying Public. Prior to recommending the Recapitalization to its stockholders, the Board of Directors first considered other alternatives, including remaining an Exchange Act company. For the reasons discussed above, the Board felt that the costs of remaining an Exchange Act reporting company no longer justified its benefits to KS Bancorp and its stockholders. The Board could not determine an alternative for significantly reducing its on-going and anticipated costs resulting from qualifying as an Exchange Act reporting company other than terminating its Exchange Act registration.

Once the Board determined that the Company should reduce the number of stockholders below 300 so that it could qualify to deregister the Company’s common stock with the SEC, it considered several alternatives to achieve that objective including (i) a tender offer made available to all holders of common stock, (ii) an odd lot tender offer made available only to stockholders owning 99 shares or less of the Company common stock, (iii) a cash out merger, and (iv) a stock repurchase plan. The Board rejected these alternatives because we believe that the Reverse Stock Split would be the most effective and cost efficient manner to reduce the number of Company stockholders comfortably below the 300 record stockholder threshold.

Tender Offer. We investigated the possibility of making a tender offer to purchase a set number of shares of common stock from each stockholder (e.g. 200 shares per stockholder). However, it is our understanding that this proposed format of a tender offer is not permitted under the rules and regulations of the Exchange Act. The Board also considered making a tender offer for a fixed number of total shares to all Company stockholders. For example, we would offer to purchase 10,000 of the issued and outstanding shares of the Company’s common stock. However, we had no assurances that this type of tender offer would not result in an over subscription by participating stockholders. If such an offer was over subscribed as a result of larger stockholders tendering their shares, we would be required to purchase shares from all tendering stockholders on a pro rata basis. As a result, the number of stockholders would not be reduced, and we would fail to accomplish our objective of reducing the number of stockholders. In addition, the general tender offer could be more costly than the anticipated costs of the Recapitalization.

Odd Lot Tender Offer. Another alternative considered was the odd lot tender offer. The Exchange Act permits issuers to make a tender offer only to those stockholder owning less than 100 shares of stock. The ability to exclude those stockholders who own 100 or more shares in an odd lot tender offer is an exception to the general rule for tender offers discussed above. This alternative is appealing in that it would probably be less costly to complete than the Reverse Stock Split. In the Reverse Stock Split, we will be cashing out all fractional shares held by any stockholder, whether or not that stockholder remains a stockholder after the Recapitalization. With the odd lot tender offer, only those stockholders who would have been completely cashed out would have been paid for their shares. However, we rejected this alternative because it offered no certainty that the number of stockholders would be reduced below 300. As of the Record Date, only 64 of the Company’s 375 record stockholders owned less than 100 shares. Participation in an odd lot tender offer is voluntary. Even if 100% of all stockholders eligible to participate in an odd lot tender offer would have participated, it would not reduce the number of stockholders below the 300 threshold. Alternatively, the Reverse Stock Split will automatically eliminate all record stockholders holding less than 200 shares at the time the Reverse Stock Split is effective. On the Record Date, approximately 128 of the Company’s 375 record stockholders owned less than 200 shares of the Company’s common stock.

Cash Out Merger. The alternative available to the Board which was most similar to the Recapitalization was coordinating a merger with a shell corporation and reissuing stock to the stockholders of the newly merged entity. The share exchange would be such that stockholders owning less than 200 shares of our common stock prior to the merger would be cashed out, and stockholders not owning stock evenly divisible by 200 would receive cash for the fractional share they would otherwise receive as a result of the terms of the merger. Because of certain state law requirements, the number of shares being cashed out as a result of the merger would be the same as the Reverse Stock Split. Thus, the Board concluded there was no significant advantage to the cash out merger option. The Board of Directors concluded that the Reverse Stock Split was a superior alternative since a new corporation would not have to be formed. Also, the Reverse Stock Split allows the Company to avoid other regulatory approvals associated with the merger of a bank holding company.

Stock Repurchase Plan. The Board also considered going into the open market and repurchasing stock from stockholders willing to sell their shares. This repurchase plan would be crafted so that it complied with the safe harbor set forth in Rule 10b-18 of the Exchange Act. In order to avoid manipulation of stock prices, Rule 10b-18 restricts when an issuer can repurchase its shares, the manner in which the repurchase is effected, the volume of shares purchased and the price paid. As a result of these restrictions, there is no guaranty that a stock repurchase plan would result in any reduction of the number of record stockholders within the time period required to accomplish our objectives.

Sale of the Company. The Board of Directors acknowledged that selling the Company was an available alternative to terminating its registration as an Exchange Act reporting entity. If the Company were sold to a larger publicly traded institution, the costs of complying with SEC reporting rules and the Sarbanes-Oxley Act’s auditing and internal controls requirements would no longer be as disproportionate to the size of the new entity. However, we believe that the sale of KS Bancorp would not be in the best interests of is stockholders, customers, employees and community. KS Bancorp has successfully served its target market by diligently pursuing its community bank business model. Our locally based management has been able to serve our customer base successfully and profitably, and we have managed to steadily increase our assets through controlled growth. At this time, we do not feel it is in the best interests of our stockholders to abandon this model. As a result, we have not solicited, nor have we received any unsolicited, third party bids or firm offers, and we have not engaged in any specific discussions with potential purchasers.

Recommendation of the Board of Directors; Fairness of the Recapitalization

The Board of Directors unanimously approved the Recapitalization and determined that the Recapitalization is fair to, and in the best interests of, the Company and its unaffiliated stockholders, including stockholders who will receive cash as well as those who will retain their shares of common stock after the Recapitalization. The Board of Directors unanimously recommends that the stockholders vote for approval of the Recapitalization. Each member of the Board of Directors and each executive officer of KS Bancorp has advised the Company that he intends to vote his shares in favor of the Recapitalization.

The Board has the authority to reject (and not implement) the Reverse Stock Split (even after approval thereof by stockholders) if it determines subsequently that the Recapitalization is not then in the best interests of KS Bancorp and its stockholders. At this point, the Board does not anticipate any circumstances in which it would elect to reject (and not implement) the Recapitalization, because it currently believes that the Recapitalization is in the best interests of the KS Bancorp stockholders.

The Board considered numerous factors, discussed below, in reaching its conclusion as to the fairness of the Recapitalization and the $24.00 per share Redemption Price to our unaffiliated stockholders. The Board did not assign any specific weights to the factors listed below. Moreover, in their considerations, individual directors may have given differing weights to different factors. However, none of the factors that our Board of Directors considered led the Board to believe that the transaction is unfair to unaffiliated stockholders.

•	Current and Historical Market Prices. Our common stock is traded infrequently with reported trades occurring on only 45 days during the twelve months ending November 30, 2004 with an average trading volume on those days of approximately 1,397 shares per day. Our stock was not traded at all on 205 of the approximately 250 eligible trading days during the same period. Of the 62,851 shares traded during those twelve months, 45% were traded on only 5 of the 45 active trading days.

The Board also reviewed high and low closing prices for the common stock from December 1, 2003 to November 30, 2005, which ranged from $24.00 to $19.00 per share; however, the $24.00 sales price was an isolated trade of shares on one day. The next highest trade price during that same twelve month period was $21.00. The last sales price of our common stock on the Record Date was $22.80 on January 3, 2005.

•	Going Concern Value. The Board generally approached the valuation of KS Bancorp’s common stock as a going concern operating entity. As part of its assessment, the Board considered Triangle’s analysis regarding the Company’s current and historical trading price for a one year period and how the Company’s trading prices and certain pricing ratios compared to several peer groups. This analysis is described later in this Proxy Statement under the heading “Opinion of Financial Advisor- Comparable Company Analysis”, which should be read in its entirety. The Board reviewed and adopted Triangle’s analysis which reflected that, based on the information studied, KS Bancorp’s trading price appeared to be consistent with various pricing ratios exhibited by the selected peer groups. Based on that conclusion, the Board’s knowledge and judgment with regard to trading prices in the banking industry, and the Company’s anticipated on-going operations and business plans, the Board determined that KS Bancorp’s trading price generally reflected the value of the Company’s common stock on a going concern basis.

•

Net Book Value. As of September 30, 2004, the book value per share of the Company’s common stock was $15.71. The Board considered historical stock price to book value ratios when analyzing the Company’s current market price as compared to various peer groups to verify that the current market price reflected a true value of the common stock. This analysis is described further in “Opinion of Financial Advisor.” The Board also considered net book value per share in determining the Redemption Price, but the Board generally did not consider it to be as relevant as other factors in considering the fairness of the Redemption Price to all stockholders. The Board notes that the Redemption Price reflected a 52.8% premium above the Company’s September 30, 2004, book value per share.

•	Liquidation Value. In determining the Redemption Price, the Board did not view the liquidation value as a representative value to determine the fairness of the Recapitalization to the unaffiliated stockholders. The vast majority of the Company’s (and underlying subsidiary Bank’s) assets are financial assets, and their book values roughly approximates their liquidation value. In the event the Company’s assets were sold in an orderly liquidation, some portion of the Company’s loans and deposits may be sold at a slight premium above book value. However, any premium which might be paid over book value, if any, is not material, particularly when considering the discount for which certain other assets may be sold and the expense of the liquidation process. As a result, the liquidation value would not be materially above the book value and substantially less than the current and historical trading price.

•	Dividend Discount Analysis. The Board also considered the fair value of its common stock by looking at the present value of expected future dividends to be received. In order to consider this value, the Board made certain assumptions regarding financial projections and expected growth rates of dividends. As reported to the Board by Triangle Capital Partners, a reasonable range of fair value indicated by this dividend discount analysis was between $9.00 and $26.00 per share. This analysis is described further in “Opinion of Financial Advisor.”

•	Earnings. The Board reviewed the earnings of KS Bancorp for the previous two years. For the two years ended December 31, 2003 and 2002, KS Bancorp reported net income of $1.40 million and $1.34 million, respectively. The net income for KS Bancorp for the nine months ended September 30, 2004 was $861,000. The basic earnings per share for each of the 2003 and 2002 fiscal years was $1.21 and $1.18, respectively, and the basic earnings per share for the nine months ended September 30, 2004 was $.72. The proposed Redemption Price represents a multiple of 19.8 times the 2003 fiscal year earnings per share, and 34.7 times the earnings per share for the nine months ending September 30, 2004.

•	Opinion of the Financial Advisor. The Board received a written opinion dated December 20, 2004 of Triangle Capital Partners, a financial advisor to the Board. The opinion stated that, as of the its date and based upon and subject to the various assumptions and limitations described in the opinion, the Redemption Price to be paid in the Recapitalization was fair, from a financial point of view, to KS Bancorp’s stockholders, including those who will receive cash as well as those who will retain their shares after the Recapitalization.

A copy of Triangle’s written opinion which addresses only the financial fairness of the cash Redemption Price is attached as Appendix B to this Proxy Statement and incorporated by reference. You should read this entire opinion carefully. The opinion does not constitute a recommendation by Triangle to any stockholder as to how the stockholder should vote on the Recapitalization at the special meeting or any other matter.

•	Opportunity to Liquidate Shares of Common Stock. The Board considered the opportunity the Recapitalization presents for stockholders owning fewer than 200 shares to liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market for shares of our common stock, at a Redemption Price that represents a premium of 17.7% over $20.39, which was the weighted average closing price for the 90 days prior to November 30, 2004.

•

Other Going Private Transactions. The Company also considered premiums paid to stockholders in similar going private transactions over the last two years. Triangle Capital Partners discussed with the Board ten transactions involving reverse stock splits or cash out mergers for banks and thrift institutions. The Board considered the $20.00 closing price on November 30, 2004, which is consistent with the historical prices over the prior twelve month period. The Redemption Price represents a 20% premium over that November 30, 2004 trading price. Premiums paid with respect to the Company’s selected peer group for similar transactions ranged from (3.8%) to 65.9%, with the median premium paid being 13% and the third quartile average being 19.9%.

Although it is difficult to determine what the Board as a whole or any individual Board member concluded from any one particular analysis, certain facts were compelling and discussed at great length. After consideration of all this information, the Board determined that the $24.00 per share Redemption Price is a fair price to be paid to stockholders holding fractional shares at the effective time of the Reverse Stock Split, and as a result, the Recapitalization is fair to those stockholders.

The Board of Directors also believes that the Recapitalization is fair to stockholders who will continue to be stockholders after the Recapitalization. The Board continues to believe that it is in the best interests of the Company and its stockholders for the Company not to be subject to the SEC reporting, auditing and review requirements of the Exchange Act, and particularly the Sarbanes-Oxley Act. Not only will this substantially reduce our auditing, accounting, legal and other costs and expenses on an annual basis, it will permit our officers and directors to focus on other business activities and planning. By reducing the number of record stockholders, the Company will qualify to suspend its Exchange Act reporting requirements, and we estimate that the cost savings resulting from this suspension is beneficial to all remaining stockholders.

The transaction is not structured so that approval of at least a majority of unaffiliated stockholders is required. The Board determined that any such voting requirement would usurp the power of the holders of a large portion of the Company’s outstanding shares to consider and approve the proposed Amendment as provided under North Carolina law and the Company’s charter documents.

No independent committee of the Board has reviewed the fairness of the Recapitalization proposal. No unaffiliated representative acting solely on behalf of the unaffiliated stockholders for the purpose of negotiating the terms of the Recapitalization or preparing a report covering the fairness of the Recapitalization was retained by the Company or by a majority of directors who are not employees of the Company. In addition to the other steps taken in connection with its consideration of the Recapitalization, however, the Board did elect to engage an independent financial advisor.

With respect to unaffiliated stockholders’ access to KS Bancorp’s corporate files, the Board determined that this Proxy Statement, together with our other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the Recapitalization. The Board also considered the fact that under North Carolina corporate law, and subject to certain conditions set forth under North Carolina law, stockholders have the right to review the Company’s relevant books and records of account. The Board did not consider these steps necessary to ensure the procedural fairness of the Recapitalization. The Board determined that such steps would be costly and would not provide any meaningful additional benefits. Thus, we have not made any provision in connection with the Recapitalization to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services at the Company’s expense.

After consideration of the factors described above, the Board believes that the Recapitalization is fair, notwithstanding the absence of such an unaffiliated stockholder approval requirement, independent committee or unaffiliated representative. The Board believes that the Recapitalization is procedurally fair because after consideration of all aspects of the proposed transaction as described above, all of the directors, including the directors who are not employees of the Company, approved the proposed Amendment.

Our Board of Directors also believes that the transaction is fair to stockholders who will continue to be Company stockholders after the Recapitalization. This belief is based on the Board’s consideration of the following material factors:

•	If we are able to terminate the registration of our common stock under the Exchange Act, we believe that the cost savings will benefit continuing stockholders. These cost savings include known and unknown expenses which will be incurred by public companies under the Sarbanes-Oxley Act. Also, our officers, directors and other management will be able to better focus its resources on the Company’s business opportunities. These cost savings and increase in focus should enhance our ability to increase the Company’s profitability.

•	If we succeed in deregistering our common stock with the SEC, we will no longer be subject to the SEC reporting or proxy disclosure requirements. However, we intend to continue to provide annual audited financial information to our stockholders. We will also be subject to the regulatory and supervisory authority of other governmental agencies applicable to bank holding companies and state savings banks, including the Federal Reserve Board, the FDIC, and the North Carolina Commissioner of Banks.

•	If our common stock is no longer subject to the Exchange Act reporting requirements, we will no longer be eligible to have our stock quoted on the OTC Bulletin Board. This could adversely affect the liquidity, trading volume and marketability of our common stock even further than currently existing. However, we do not anticipate this change to have a significant impact on the remaining stockholders. There has not been a very active trading market for the shares of common stock in the past twelve months on the OTC Bulletin Board. Also, although we cannot guarantee how and when it will occur, we anticipate that the Company stock will trade in the “pink sheets” or in privately negotiated sales.

For the reasons discussed above, the Board of Directors believes that the Recapitalization is fair to the Company’s stockholders, including unaffiliated stockholders, and in the best interests of the Company and its stockholders.

Opinion of Financial Advisor

Overview. The Board of Directors of KS Bancorp retained Triangle Capital Partners to act as its financial advisor in connection with the Recapitalization. As part of its engagement, Triangle rendered an opinion at KS Bancorp’s request with respect to the fairness of the Redemption Price, from a financial point of view, to the Company’s stockholders as set forth in the Amendment. On December 7, 2004, Triangle delivered to the Board an oral report regarding its initial evaluation of and analysis concerning the Company’s common stock. Triangle then delivered its written opinion dated December 20, 2004 to the Board that the Redemption Price was fair, from a financial point of view, as of the date of the opinion to all KS Bancorp stockholders, including those stockholders who will receive cash for fractional shares and stockholders remaining after the Reverse Stock Split.

In connection with providing its fairness opinion and other services rendered in connection the Recapitalization, Triangle received no specific instructions from KS Bancorp’s Board of Directors other than to provide the Board with an opinion stating whether or not the Redemption Price would be fair to all Company stockholders from a financial point of view. No limitation was imposed on Triangle with respect to the scope of Triangle’s investigation in rendering its services.

A copy Triangle’s written opinion dated December 20, 2004, which sets forth the assumptions made, matters considered and extent of review by Triangle, is attached to this Proxy Statement as Appendix B. You should read the fairness opinion carefully and in its entirety. The following summary of Triangle’s opinion is qualified in its entirety by reference to the full text of the opinion. Triangle’s opinion is addressed to the Company’s Board and does not constitute a recommendation to any stockholder as to how the stockholder should vote at the special meeting with regard to the Recapitalization.

Background of Triangle. Triangle is a regional investment banking firm, and we selected Triangle as an advisor based on the firm’s reputation, its experience in investment banking, its extensive experience and knowledge of the North Carolina banking market, its recognized expertise in the valuation of commercial banking businesses, its experience in going private transactions for public companies, and its familiarity with KS Bancorp. In addition, the Company’s management had previously discussed the Company’s “going private” alternatives to remaining an Exchange Act reporting company with Triangle. Triangle, through its investment banking business, specializes in commercial banking institutions and is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions, competitive biddings and other corporate transactions.

KS Bancorp has agreed to pay Triangle a fee as compensation for financial advisory services rendered in connection with the Recapitalization, including a fee that was contingent on receipt of Triangle’s written opinion. In addition, KS Bancorp has agreed to reimburse Triangle for all reasonable expenses, incurred by it on KS Bancorp’s behalf, and to indemnify Triangle against certain liabilities, including any which may arise under the federal securities laws.

No material relationship has existed within the past two years between KS Bancorp, Triangle or any of their respective affiliates. However, at the December 7, 2004 Board meeting, the Board of Directors of the Company (who also serve as the Board of Directors of the Company’s bank subsidiary) elected to terminate the Bank’s Employee Stock Ownership Plan (ESOP). In connection with the termination and liquidation of the ESOP, the ESOP trustees have elected to retain Triangle to provide an appraisal of the KS Bancorp common stock held by the ESOP. The Board of Directors’ decision to retain Triangle for purposes of rendering a fairness opinion was made prior to the decision to terminate the Bank’s ESOP. None of the Company, the Bank or Triangle conditioned Triangle’s fairness opinion upon rendering the ESOP appraisal or vice versa. Rather, the ESOP trustees selected Triangle in order to reduce some of the time and cost associated with another appraiser not as familiar with the Company’s value. In connection with rendering these ESOP appraisal services, Triangle will receive a fee of approximately $5,000, which is in addition to any advisory or other fees charged with respect to the Recapitalization and Triangle’s fairness opinion. Currently, the Company does not anticipate engaging Triangle to perform any other services for the Company (other than with respect to the ESOP appraisal) in the near future.

Factors Considered. Prior to rendering its opinion, Triangle reviewed and analyzed, among other things, (i) the terms of the Recapitalization, including the Redemption Price, as set forth in the proposed Amendment, (ii) the Company’s annual report to stockholders and financial statements for each of the three years ended December 31, 2001, 2002 and 2003, (iii) the Company’s quarterly reports and financial statements for the three, six and nine month periods ending March 31, June 30 and September 30, 2004, respectively, (iv) certain information regarding the historical record of reported prices, trading activity and dividend payments of KS Bancorp’s common stock, (v) certain reported financial terms of selected recent going private transactions which Triangle deemed to be relevant, (vi) publicly available business financial information regarding KS Bancorp, (vii) certain dividend forecasts and supporting information prepared by our management with respect to the Recapitalization, (viii) discussions with our management regarding the background of the Recapitalization and reasons and basis for the Recapitalization and management’s opinion of future business prospects for the Company, and (ix) other studies, analyses and investigations, particularly of the banking industry, and such other information as Triangle deemed appropriate. Triangle did not obtain, make or receive any independent appraisal or evaluations with respect to the Company’s assets or liabilities. It also did not make or receive any analyses or evaluations of the rights of stockholders, creditors or others holding any claims or rights against the Company.

Summary of Financial Analyses. In connection with rendering its opinion to KS Bancorp’s Board, Triangle performed a variety of financial and comparative methodologies, which are summarized briefly below. Moreover, Triangle believes that these analyses must be considered as a whole and that selecting portions of them and the factors considered by Triangle, without considering all of those analyses and factors, could create an incomplete understanding of the process underlying the analyses and, more importantly, a misleading or incomplete view of Triangle’s written opinion as to fairness, from a financial point of view, that is based on those analyses. The preparation of a financial advisor’s opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of those analyses. In its full analysis, Triangle also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, Triangle drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Triangle’s analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from those estimates. Estimates of company valuations do not purport to be appraisals nor do they necessarily reflect the prices at which a company or its respective securities may actually be sold. No particular individual analysis performed by Triangle was assigned a greater significance by Triangle than any other in forming its written opinion.

The written opinion dated December 20, 2004 provided by Triangle to the Board was necessarily based upon economic, monetary, financial market and other relevant conditions as of the date of the opinion. Accordingly, the opinion states that although subsequent developments may affect the opinion, Triangle does not have any obligation to further update, revise or reaffirm its opinion.

In connection with its review and arriving at its opinion, with the consent of the Board of KS Bancorp, Triangle assumed and relied upon the accuracy and completeness of the financial information and other pertinent information provided by KS Bancorp to Triangle for purposes of rendering its opinion. Triangle did not assume any obligation to independently verify any of the information provided, including without limitation information from published sources, as being complete and accurate in all material respects. With regard to the financial forecasts prepared by KS Bancorp’s management, as well as projections of cost savings, Triangle assumed that this information reflected the best available estimates and judgments of KS Bancorp as to the future performance and that the projections provided a reasonable basis upon which Triangle could formulate its opinion. KS Bancorp does not publicly disclose its internal management projections of the type utilized by Triangle in connection with Triangle’s role as financial advisor to KS Bancorp. Therefore, those projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing KS Bancorp. Accordingly, actual results could vary significantly from those set forth in the respective projections.

In providing its opinion, Triangle assumed and relied upon, without independent verification, the accuracy and completeness of all accounting, legal, tax and other information provided to them by the Company, as well as all of the materials made available to Triangle by the Company or other public sources. Triangle assumed that no material change in the Company’s assets, financial conditions, results of operations, business or prospects had occurred since the most recent financial statements made available to Triangle.

Triangle has stated to the Board that it does not purport to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect to loan portfolios and, accordingly assumes that those allowances by KS Bancorp are adequate to cover such losses. In addition, Triangle has not reviewed and does not assume responsibility for any individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of KS Bancorp, nor was Triangle provided with those types of appraisals. In addition, for the purposes of rendering its written opinion, Triangle assumed that (i) the Recapitalization will be consummated in accordance with the terms set forth in the Agreement, without any waiver of its material terms or conditions, and that obtaining the necessary stockholder approvals for the Recapitalization will not have an adverse effect on KS Bancorp and (ii) the Recapitalization is consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. Triangle was not requested to and did not solicit any expressions of interest from any other parties with respect to the actions contemplated in connection with the Recapitalization. Triangle expressed no opinion as to whether any alternative transaction might produce consideration for the holders of KS Bancorp’s Common stock in an amount in excess of that contemplated in the Recapitalization.

Triangle’s analyses included (i) a comparison of certain market multiples between KS Bancorp and selected peer groups, (ii) a dividend discount analysis, and (iii) an analysis of premiums paid with respect to similar transactions. Triangle also considered the current and historic trading activity and prices of our common stock. Upon reconciling these separate analyses, Triangle presented a range of fair values with respect to the Redemption Price for stockholders being cashed out. Triangle presented an oral report of these analyses to the Board of Directors at its December 7, 2004 meeting.

Historical Trading Price and Volume. Triangle first considered and reported the performance of KS Bancorp’s common stock over the three year period ended November 30, 2004. Triangle compared this performance to the market performances of the Standard and Poor’s 500 Index, the indices of all publicly traded thrift institutions in the United States and all publicly traded thrift institutions in the United States with assets below $250 million (as identified by SNL Financial, L.C.). During this period, the Company’s common stock had increased 33%, while the Standard and Poor’s Index, the indices of all thrift institutions and the index of thrifts with assets below $250 million increased 1%, 77% and 63%, respectively. The data indicated that our stock had increased at a slower rate than the national averages through November 2003 and, thereafter, had remained in a relatively narrow trading range through November 30, 2004.

Triangle then listed the trading volume and closing prices of the Company’s common stock on each day during the twelve months prior to November 30, 2004 on which a trade had been reported. In analyzing this trading history, Triangle reported that the weighted average price per share equaled $20.19, $20.31 and $20.39 for the prior twelve months, six month and ninety days, respectively, ending November 30, 2004. Triangle noted that during the same twelve month period, the Company’s common stock was traded only 45 of the possible 250 days for trading. The average daily volume of KS Bancorp stock trading was 1,397, 1,603 and 966 shares during the twelve month, six month and ninety day period ending November 30, 2004. The total number of shares traded during the twelve month period was 62,851, with a total of 6,265, 9,932 and 25,353 shares traded in the last 5, 10 and 20 days in which trading occurred prior to November 30, 2004, respectively.

Comparable Company Analysis. In order to establish a range of fair value for KS Bancorp’s common stock in connection with the Recapitalization, Triangle engaged in several analyses which compared certain Company pricing ratios to several larger peer groups. It later identified a more specific peer group of 20 companies deemed relevant and looked at historical pricing and other ratios to consider the Company’s common stock value.

To the extent any comparisons were done with peer groups, Triangle noted that no peer group or member of a peer group was identical to KS Bancorp. Likewise, no reviewed transaction was identical to the Recapitalization. As a result, Triangle’s analyses with respect to the Recapitalization were not intended to be purely mathematical. Rather, Triangle considered complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which KS Bancorp is being compared in the course of delivering its report and written opinion to the Board.

First, Triangle selected seven peer groups having one or more common characteristics with KS Bancorp. These peer groups included (i) all publicly traded thrift institutions in the United States as identified by SNL Financial, L.C., (ii) all publicly traded thrifts in the geographic southeastern United States, (iii) all thrifts in the United States with assets between $100 million and $300 million, (iv) all United States thrifts with market capitalizations between $15 million and $35 million, (v) all thrifts nationwide with returns on average assets between 0.40% and 0.60%, (vi) all thrifts in the United States with returns on average equity between 5.0% and 7.0%, and (vii) all United States thrifts with ratios of tangible equity to tangible assets being between 8% and 9%. In reviewing these peer groups, Triangle specifically focused on the following pricing ratios: (i) stock price/book value ratio, (ii) stock price/tangible book value ratio, (iii) stock price/reported earnings during the last twelve months for which public information was available and (iv) stock price/core earnings during the last twelve months for which public information was available. After determining each of the foregoing median ratios for the peer groups, Triangle applied each median ratio to KS Bancorp’s September 30, 2004 financial information to determine what would be the Company’s trading price if reflective of the same median ratio for the specific peer groups. Triangle determined peer group median pricing ratios based on publicly available information as of November 30, 2004. The following table set reflects how KS Bancorp’s stock price would be calculated if consistent with the peer group median pricing ratios.

	Trading Price Implied By
	Price/Book Value	Price/Tangible Book Value	Price/LTM[1] Earnings	Price/LTM[1] Core Earnings
All Public US Thrifts	$23.45	$26.09	$16.68	$19.65
All Public Southeast Thrifts	$20.83	$20.93	$19.91	$21.44
All Thrifts$100MM-$300MM in Assets	$19.16	$20.02	$18.38	$21.74
Thrifts with Market Cap $15MM-$1.35MM	$18.71	$18.88	$19.35	$22.04
Thrifts with Return on Average Assets 0.40%-0.60%	$20.83	$21.56	$21.10	$26.09
Thrifts with Returns on Equity 5.0%-7.0%	$21.24	$22.86	$20.66	$23.83
Thrifts with Tangible Equity/Tangible Assets 8.0%-9.0%	$23.33	$24.18	$15.18	$17.61

[1]	Last twelve months ending September 30, 2004

Triangle next conducted a similar analysis with respect to a more tailored peer group of 20 companies deemed relevant. Initially, Triangle selected thrifts, excluding mutual holding companies, in the Southeast and Midwest with assets between $100 million and $300 million. This search found 54 companies. Triangle then removed companies which (i) had a return of on average assets of less than 0.30%, (ii) had a ratio of nonperforming assets to total assets greater than 1.75%, (iii) were not listed on NASDAQ, (iv) did not have available pricing ratios for consideration, (v) paid a special dividend within the fiscal quarter preceding Triangle’s analysis and (vi) were announced as merger targets. Triangle analyzed pricing multiples and financial ratios with respect to the selected peer group (i.e. (i) book value, (ii) tangible book value, (iii) reported earnings for the last twelve months and (iv) core earnings for the last twelve months) and calculated the median, first quartile, and third quartile of such pricing ratios. The range of these four pricing multiples within the selected peer group as of November 30, 2004 were as follows:

	Price/Book Value	Price/Tangible Book Value	Price/LTM[1] Earnings	Price/LTM[1] Core Earnings
High	210%	210%	32.0	37.8
3rd Quartile	137%	141%	21.9	21.8
Median	119%	120%	19.2	19.3
1st Quartile	109%	112%	15.8	16.3
Low	100%	107%	10.9	11.3

[1]	Triangle determined these peer group pricing ratios based on publicly available information as of November 30, 2004.

Based on the above information, and considering the pricing multiples of the seven peer groups previously described, Triangle selected a range of pricing ratios incorporating these standards which were reflective of the peer group. Triangle then calculated the trading price of KS Bancorp common stock implied based on these four industry standards. The following table reflects the indicated price range of KS Bancorp’s common stock based on those selected pricing ratios.

	KS Bancorp	Selected Pricing Ratios				Indicated Price Range
		Low		High		Low	High
Price/Book Value	$15.71	120%		150%		$18.85	$23.56
Price/Tangible BV	$15.71	120%		150%		$18.85	$23.56
Price/LTM[1] Earnings	$0.93	17.5	x	22.5	x	$16.28	$20.93
Price/LTM[1] Core Earnings	$1.04	17.5	x	22.5	x	$18.15	$23.33

[1]	Last twelve months ending September 30, 2004

Triangle concluded that a range of fair values based on this more tailored peer group trading market analysis was $16.25 to $23.50 per share.

Dividend Discount Analysis. Triangle also performed a dividend discount analysis to determine a range of fair value of the Company’s common stock based on the present value of expected future dividends to be received. Company’s management provided Triangle with financial projections through December 31, 2007. Specifically, the Company’s management (for purposes of this exercise only) estimated the Company’s total dividend payments for each of the fiscal years ending December 31, 2004, 2005, 2006 and 2007. Triangle then calculated the estimated dividends per share assuming the same number of shares remained issued and outstanding. At the time that the Company’s management provided Triangle with any forecasts, it was not anticipated that these would be disclosed to our shareholders or the public in this Proxy Statement or otherwise. Management provided these forecasts in the limited time allotted to them, and these forecasts may change upon further analysis. Such forecasts were delivered to Triangle solely for its use in determining the fairness of the Redemption Price, and should not be used by any person for any other purpose. No shareholder should rely on these forecasts in deciding whether to buy or sell the Company’s securities. In estimating the Company’s future dividend payments, the Company assumed a total asset growth of 8%, 9% and 13%, and a total deposit growth of 6%, 17% and 16% for the 2005, 2006 and 2007 fiscal years, respectively. It then attempted to project asset income and interest bearing liabilities based on such asset growth and changes to interest rates using the “Blue Chip Interest Rate Forecast” budgeting model. Adjustments were made for non-interest bearing liabilities associated with employee growth and a possible branch expansion, should the opportunity arise. As a result, the Company’s management estimated (for purposes of this exercise) that the dividends per share would total $.50, $.64, $.67 and $.71 for the fiscal years ending December 31, 2004, 2005, 2006 and 2007, respectively. For purposes of its analysis, Triangle then assumed that future dividends paid beyond management’s projections would increase at a long term growth rate between 8% and 10%.

Triangle capitalized these estimated future dividends and discounted that value to a present value at a discount rate between 12% and 14%. Triangle determined that this was an appropriate range of discount rates based on industry averages for companies identified as similar to KS Bancorp.

Triangle calculated that a range of price for our common stock implied by this dividend discount analysis was between $9.00 and $26.00 per share. Triangle acknowledged that the dividend discount often yields the widest range of values as a result of the number of assumptions necessary to employ this model.

Recapitalization Premium Analysis. In addition to the other financial analyses performed by Triangle, Triangle also looked at transactions deemed similar to the Recapitalization to determine what premium, if any, has been paid in some other transactions deemed similar. In its analysis, Triangle selected ten transactions deemed comparable during the past two years engaged to ultimately deregister that company’s common stock from Exchange Act reporting requirements. The ten selected transactions included only reverse stock splits and cash out mergers conducted by bank or thrift institutions or their holding companies. None of the comparable transactions selected resulted in a change of control of the entity. Triangle relied on the reported acquisition price paid by these companies in connection with the comparable transactions and compared that price to the recently reported trading prices for the same shares to determine an average premium paid. By observing premiums paid in other similar transactions of publicly traded banks, Triangle was able to estimate a range of premiums comparable for the Redemption Price. Triangle did not consider the trading history of the ten subject companies other than the recent trading price as compared to the acquisition price paid pursuant to the comparable transactions.

The following is a listing of the ten transactions considered by Triangle in its Recapitalization premium analysis:

Company	Announce Date	Assets ($000’s)	Transaction Value	% of Shares	Premium
Blackhawk Bancorp, Inc.	10/22/04	415,911	$995,566	2.6%	27.1%
Central Federal Corporation	10/22/04	128,953	$1,940,811	6.1%	14.2%
Southern Michigan Bancorp, Inc.	09/03/04	310,815	$1,213,215	5.1%	20.3%
Hemlock Federal Financial Corp.	06/01/04	312,468	$232,000	0.8%	2.1%
Coddle Creek Financial Corp.	03/30/04	137,652	$250,800	2.0%	11.8%
IBW Financial Corp.	12/31/03	302,720	$470,230	1.9%	65.9%
HFB Financial Corporation	10/28/03	256,689	$468,400	1.6%	3.4%
BankPlus, FSB	07/15/03	313,234	$200,000	0.8%	6.7%
Capital Directions, Inc.	06/25/03	129,839	$551,450	1.7%	(3.8%)
Chesapeake Financial Shares, Inc.	09/03/02	332,424	$1,979,073	6.5%	18.7%

The premiums paid with respect to the selected transactions ranged from (3.8%) to 65.9%, with a median premium paid of 13%, and a first quartile and third quartile average of 4.2% and 19.9%, respectively. Based on its review of certain transactions deemed comparable, Triangle concluded that a reasonable range of the premium to be paid could be 5% to 20% above the current market price for the Company’s common stock. Since KS Bancorp’s common stock has consistently traded within a fairly narrow range during the twelve months prior to Triangle’s report, the peer group premium analysis implies that a reasonable range of the fair redemption price to be paid in connection with the Recapitalization would be between $21.25 to $24.50.

Triangle Fairness Opinion. Based upon these analyses, Triangle delivered a written opinion dated December 20, 2004 to the Company’s Board of Directors that a Redemption Price of $24.00 was fair, from a financial point of view, as of the date of the opinion to all Company stockholders, including those stockholders receiving cash as a result of the Recapitalization and those remaining stockholders after the Recapitalization.

Triangle’s opinion does not address the underlying business decision to engage in the Recapitalization. Triangle is not expressing an opinion or recommendation as to how stockholders should vote with respect to the Amendment or the Recapitalization. The full text of Triangle’s opinion, which sets forth many of the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix B to this Proxy Statement with Triangle’s consent. The description of the Triangle opinion set forth herein is qualified in its entirety by reference to Appendix B and the text of the written opinion.

As noted above, the discussion in this section is merely a summary of the analyses and examinations that Triangle considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Triangle. The fact that any specific analysis has been referenced in the summary above is not meant to indicate that the analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Triangle’s view of the actual value of KS Bancorp.

In performing its analysis, Triangle made numerous assumptions with respect industry performance, general business and economic conditions and other matters, many of which are beyond the control of KS Bancorp. The analyses performed by Triangle are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by those analyses. The analyses do not purport to be appraisals or to reflect the prices at which the prices at which any securities have traded or may trade at any time in the future. Accordingly, those analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, and Triangle does not assume any responsibility if future results are materially different from those projected.

General Effects of the Recapitalization

Share Exchange/Cash Out of Fractional Shares. If approved at the Special Meeting, the Recapitalization will affect our stockholders as follows:

Net Effect of Transaction for Stockholders holding 200 or more shares of KS Bancorp common stock immediately before the Recapitalization:	Net Effect of Transaction for Stockholders holding fewer than 200 shares of KS Bancorp common stock immediately before the Recapitalization:

•      Following both the Reverse Stock Split and the Forward Stock Split, you will own the amount of shares of common stock you currently own which are evenly divisible by 200 lots increased by 25% of that amount. For example, if you currently own 700 shares, you will own 750 shares following the Recapitalization. In that example, you will own 3 shares immediately following the Reverse Stock Split (1-for-200), which will then be split into 750 shares (250-for-1) following the Forward Stock Split (which represents a 25% increase over 600 shares, the number of shares you previously owned which were evenly divisible by 200). All shares of KS Bancorp common stock that you will own following the Recapitalization will be evenly divisible into 250 lots.

•      You will receive the Redemption Price equal to $24.00 cash, without interest, for each pre-split share you own immediately prior to the Reverse Stock Split. For example, if you own 150 shares of our common stock immediately before the Reverse Stock Split, you will receive $3,600 ($24.00 multiplied by the 150 pre-split shares).

•      You will not have to pay any brokerage commissions or other service charges in connection with the Reverse Stock Split.

•      All amounts owed to you will be subject to applicable federal and state income taxes.

•      You will have no further interest in KS Bancorp. Your only right will be to receive cash for the shares owned prior to the Reverse Stock Split.

•      You will receive the Redemption Price equal to $24.00 cash, without interest, per pre-split share in lieu of a fraction of a share that you would otherwise have been issued following the Reverse Stock Split. In the example discussed above, you would have received a total of $2,400 (the $24.00 Redemption Price multiplied by the 100 pre-split shares comprising the fractional share following the Reverse Stock Split).

•      You will not have to pay any brokerage commissions or other service charges in connection with the shares of common stock transferred to the Company.

•      You will have no further interest in KS Bancorp with respect to your cashed-out shares. Your only right will be to receive cash for these shares.

•      Any cash amounts owed to you will be subject to applicable federal and state income taxes.

•      We will send you a letter of transmittal as soon as practicable following the Recapitalization with instructions on how to surrender your existing certificate(s) in exchange for your new shares and cash payment, if any.

•      We will send you a letter of transmittal as soon as practicable after the Recapitalization with instructions on how to surrender your existing certificate(s) in exchange for your cash payment.

NOTE: If you want to continue to hold KS Bancorp common stock after the Recapitalization, you may do so by purchasing a sufficient number of shares of our common stock on the open market prior to the effective time of the Reverse Stock Split so that you hold at least 200 shares at that time.

Stockholders holding common stock in street name through a nominee (such as a bank or broker) should contact that nominee to find out how they will be treated as a result of the Recapitalization. We have anticipated that each Bank, broker and other nominee will treat the beneficial owners of the Company’s common stock in a manner similar to the record stockholders. As a result, if you hold less than 200 shares of the Company’s common stock with any single nominee, your shares may be cashed out at the Redemption Price in accordance with the Recapitalization. Nominees may have different procedures as to how they will address the effects of the Recapitalization, and as a result, stockholders holding common stock in street name should contact their nominees.

Reduction in Number of Company Stockholders. On the Record Date, there were approximately 375 record holders of our common stock. At that date, approximately 128 of the record holders (excluding beneficial owners holding stock in street name) held fewer than 200 shares of the Company’s common stock. If immediately prior to the conclusion of the Reverse Stock Split the number of record stockholders and their stock holdings have not changed, there will be approximately 247 record holders of the Company’s common stock upon the completion of the Recapitalization.

Termination of SEC Public Disclosure Filings. The Board anticipates that the Reverse Stock Split will cause the Company to have less than 300 record stockholders. As a result, we will be eligible to file a Form 15 and deregister our common stock with the SEC, and we currently intend to do so. Once we terminate the registration of our common stock under the Securities and Exchange Act, we will no longer file current and periodic reports with the SEC, including annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K. We will also no longer be subject to the proxy requirements of the Exchange Act. In addition, following deregistration, our directors, executive officers and persons owning more than 10% of our outstanding shares will no longer be subject to the reporting and short-swing trading requirements of Section 16 of the Exchange Act. As a result, the amount of information provided to stockholders after deregistration may be less than the amount currently supplied. It will be more difficult for stockholders to obtain information about us. We will, however, still be subject to the record keeping and reporting policies and procedures of the Federal Reserve Board, the FDIC and the North Carolina Commissioner of Banks. We also currently intend to provide our remaining stockholders with copies of annual audited financial statements after we become a non-reporting company. This information will not be as detailed or extensive as the information we currently file with the SEC and deliver to stockholders and may not be accompanied by the management’s discussion and analyses in the same format. Although we intend to continue to provide annual audited financial statements as well as proxy statements on an annual basis, there is no SEC requirement that we continue to do so, and there is no requirement that if we elect to do so the amount of information disclosed will be the same as delivered while an Exchange Act reporting company. In addition, we currently intend to continue to deliver investor relations reports from Equity Research Services on the same schedule as previously delivered and made available at www.equityresearch.com. We will also continue to be subject to the antifraud rules and regulations of the SEC. This means that, among other things, officers and directors cannot trade in the common stock on the basis of material, nonpublic information.

Reduction of Certain Direct and Indirect Costs. We estimate that we could save approximately $36,500 in current out-of-pocket annual audit fees, legal fees, printing costs, mailing costs and Edgar expenses if we no longer have to comply with the reporting requirements under the Exchange Act. Further, we estimate that we will avoid direct and indirect expenses of approximately $89,000 associated compliance with Section 404 of the Sarbanes-Oxley Act. In addition, we believe that we will save substantial indirect costs resulting from management’s time and attention associated with SEC reporting activities. For example, we predict that in order to comply with the Sarbanes-Oxley Act, we would need to hire one additional employee whose salary, overhead costs and benefits might result in an additional $60,000 expense for the Company each year. We estimate additional costs associated with management’s time on SEC reporting matters could be an additional $40,000 each year. As a result of no longer having to focus certain SEC reporting, auditing and internal controls standards, management will be able to focus on other business activities and long range plans of the Company.

Liquidity of Common Stock. Although our common stock does not trade with a great amount of liquidity currently, terminating our status as a SEC reporting company is likely to have a negative net effect on stock liquidity. The number of stockholders will decrease, which may decrease the number of persons willing to actively buy and sell shares. In addition, in the event KS Bancorp does not make public certain information required by Rule 144 under the Securities Act of 1933 (which it currently intends to do), officers, directors and certain other affiliates will be unable to rely on Rule 144 when selling their shares of KS Bancorp common stock. However, we estimate that there will be a net increase in the number of shares issued and outstanding as a result of the Forward Stock Split. As of the Record Date, there were 1,197,029 outstanding shares of the common stock. After the Recapitalization, we estimate that the number of shares issued and outstanding will be 1,422,430.

After the Company suspends its obligation to file periodic reports with the SEC, the reduction in public information concerning the Company and the termination of the Company’s status as a reporting company may adversely affect the liquidity and market value of the common stock. This may happen because, among other reasons, potential buyers and sellers may find it more difficult to determine the market value of stock without the benefit of SEC reports. Potential new investors may be particularly reluctant due to the lack of information. The problem may be further aggravated due to the fact that we will no longer be eligible to have our stock quoted on the OTC Bulletin Board. We anticipate that our common stock will thereafter be quoted on the Pink Sheets Electronic Quotation System, but we cannot guarantee whether or when this will occur. As a result, the limited trading market for our common stock may make it more difficult for holders to dispose of their shares.

Decrease in Net Book Value. At the completion of the Recapitalization, we estimate that the book value per share of common stock as of September 30, 2004, will be reduced from $15.71 per share on a historical basis (as adjusted to account for the increase in shares of outstanding common stock resulting from the Forward Stock Split) to approximately $12.14 per share on a pro forma basis.

ESOP. When the Board of Directors elected to engage in the Recapitalization and deregister the Company’s common stock from further Exchange Act reporting requirements, it considered the adverse impacts the Recapitalization would have on the Bank’s Employee Stock Ownership Plan (ESOP). As a result of the Company no longer being a public company, the ESOP would be required to obtain annual appraisals to value the Company’s common stock owned by the ESOP. In addition, the Recapitalization would trigger a put option available to ESOP participants. The Company would have to recognize and record a contingent liability on its balance sheet resulting from the ESOP obligations in an amount equal to approximately $1.7 million, resulting in reduced equity in the Company. As a result, the Board of Directors elected to terminate the ESOP effective December 15, 2004. Currently, the Company anticipates that the ESOP will be liquidated prior to the Special Meeting. If not liquidated prior to the Special Meeting, the ESOP will be liquidated prior to the Recapitalization. In connection with the liquidation of the ESOP shares, participants will have a similar put option available to require the Company to purchase their shares at an appraised value. Based on statements from certain officers and other ESOP participants, the put option for many of the ESOP shares will be waived. As a result, the liability which will be reflected on the March 31, 2004 balance sheet will be substantially less than the liability which would otherwise have been reflected if the ESOP had not been terminated and liquidated prior to that time.

Effect On Earnings. Upon completion of the Recapitalization, net income (including non-recurring income and expenses) for the nine months ended September 30, 2004 would decrease from $861,000, or $.72 per share, on a historical basis to approximately $810,000, or $.59 per share, on a pro forma basis.

Available Cash. We anticipate to pay all costs associated with the Recapitalization from available cash. As a result, our cash and cash equivalents will be reduced by approximately $1,528,540. On September 30, 2004, our cash and cash equivalents totaled $4.9 million.

Additional Effects of Recapitalization on Affiliated Stockholders

Affiliated Stockholders Defined. Affiliated stockholders of KS Bancorp will participate in the Recapitalization in the same manner and to the same extent as all of the other stockholders of the Company. As used in this Proxy Statement, the term “affiliated stockholder” means any stockholder who is a director, executive officer or 10% stockholder of KS Bancorp, and the term “unaffiliated stockholder” means any stockholder other than an affiliated stockholder.

Beneficial Ownership. As the Company anticipates that the ESOP will be liquidated prior to the Recapitalization, the beneficial ownership figures following in this section exclude those shares for which the ESOP trustees share voting and investment power. However, the figures include the number of shares held in the ESOP for the benefit of our executive officers. On the Record Date, affiliated stockholders beneficially owned 258,616 shares of the Company’s common stock, representing 21.60% of the 1,197,029 outstanding shares. We estimate that after the Recapitalization, affiliated stockholders will own approximately 319,500 of the 1,422,430 shares of outstanding common stock. This represents a slight increase in the affiliated stockholder beneficial ownership from 21.60% to 22.46% as a result of the Recapitalization. For more information regarding the beneficial ownership of directors, executive officers and 5% stockholders of the Company before and after the Recapitalization, see “Information About the Company – Security Ownership of Officers, Directors and 5% Stockholders” below.

Cash Received. Although no affiliated stockholder will be eliminated as a result of the Reverse Stock Split, the affiliated stockholders will collectively receive approximately $69,639 as result of odd shares being cashed out pursuant to the Reverse Stock Split.

Reduced Reporting Requirements. The directors and executive officers will no longer be subject to the reporting and short-swing profit provisions under Section 16 of the Exchange Act with respect to changes in their beneficial ownership of their common stock. While affiliated stockholders will benefit from not being subject to Section 16 reporting requirements, they will be unable to rely on Rule 144 of the Securities Act of 1933 as a result of KS Bancorp no longer filing Exchange Act reports unless the Company chooses to make public certain information required by Rule 144. The Company currently intends to make public this information so that affiliated stockholders may rely on Rule 144; however, there is no requirement that it do so, and it may stop doing so at anytime.

Additional Effects of Recapitalization on Non-Affiliated Stockholders

Beneficial Ownership. Because no affiliated stockholders will be eliminated as a result of the Recapitalization, the relative stock ownership of non-affiliated stockholders as a group will decrease following the Recapitalization. On the Record Date, non-affiliated stockholders beneficially owned 78.40% of the outstanding common stock, and following the Recapitalization, they will own approximately 77.54% of the common stock (based on our records on the Record Date and the figures reported above under “Additional Effects of Recapitalization on Affiliated Stockholders–Beneficial Ownership”). However, because there are fewer stockholders, an individual stockholder’s relative stock ownership may increase depending on the number of shares he owned prior to the Recapitalization.

Decreased Access to Information. Upon the completion of the Recapitalization and the requisite reduction in the number of record stockholders below 300, we intend to terminate the registration of our common stock under the Exchange Act. As a result, we will no longer be subject to the periodic reporting requirements and proxy rules of the Exchange Act. Similarly, executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including the reporting and short-swing profit provisions of Section 16. Non-affiliated stockholders are more likely to be directly impacted by the reduced access to public information. In addition, officers and directors will no longer be restricted by the SEC’s short-swing profit recapture rules, which are intended to protect non-affiliated investors.

Business of the Company after the Recapitalization

Following the Recapitalization, we intend for the Company and the Bank to continue to conduct existing operations in the same manner as now conducted. Our executive officers and directors immediately prior to the Recapitalization will remain the Company’s executive officers and directors after the Reverse Stock Split. The Company’s bylaws will remain in effect and unchanged by the transaction. The Bank’s deposits will continue to be insured by the FDIC, and we will continue to be regulated by the same bank regulatory agencies as prior to the Recapitalization.

Although we cannot guaranty the continual payment of a dividend, we do not intend to change our current dividend policy or practice at this time.

Other than as described in this Proxy Statement, we do not have any current plans to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of the Company’s assets; to change its board of directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

The shares of KS Bancorp common stock converted in the transaction into the right to receive $24.00 cash will, after the Reverse Stock Split, be included in KS Bancorp’s authorized but unissued shares and will be available for issuance in the future.

Certain United States Federal Income Tax Consequences

KS Bancorp is not expected to incur any United States federal income tax liability as a direct result of the consummation of either the Reverse Stock Split or the Forward Stock Split. Stockholders are not expected to incur any United States federal income tax liability as a direct result of the consummation of the Forward Stock Split. Stockholders who do not receive cash in lieu of fractional shares in the Reverse Stock Split also are not expected to incur any federal income tax liability as a direct result of the Reverse Stock Split.

The receipt of cash in lieu of fractional shares in the Reverse Stock Split may result in the recipient stockholder recognizing gain, loss, or income for United States federal income tax purposes depending upon the stockholder’s particular circumstances. In the case of a United States citizen individual holding Company shares as a capital investment and not as part of a straddle or hedging or conversion transaction (a “Typical Stockholder”), the United States federal income tax treatment of the transaction primarily will depend (i) upon whether such stockholder owns 200 or more common shares prior to the Reverse Stock Split and (ii) the extent to which such stockholder’s share ownership relative to other stockholders is reduced by the Reverse Stock Split.

In general, Section 302 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a corporation’s repurchase of its shares will be treated for United States federal income tax purposes as either a sale of the shares or a distribution of property, depending principally upon the extent to which the stockholder’s relative shareholdings in the corporation are reduced by the repurchase. The determination of the reduction in relative shareholdings is made by treating a stockholder as owning not only shares actually owned by the stockholder but also any shares that are attributed to the stockholder for purposes of applying Code Section 302. Such attribution is made primarily on the basis of the relationship of the stockholder to the actual owner of the attributed shares.

For those Typical Stockholders who own less than 200 shares prior to the Reverse Stock Split and who thus receive only cash in the Reverse Stock Split, if Code Section 302 treats the Reverse Stock Split as a sale of the stockholder’s Company shares for United States federal income tax purposes, then the stockholder will recognize gain or loss in the sale in an amount equal to the amount by which the cash received from the Company exceeds or is less than the stockholder’s tax basis in the shares. If Code Section 302 treats the Reverse Stock Split as a distribution by the Company for United States federal income tax purposes, the Company expects that the stockholder will be treated as having dividend income in the amount of the cash.

For those Typical Stockholders who own more than 200 shares prior to the Reverse Stock Split and who will receive in the Reverse Stock Split both Company shares and cash in lieu of any fractional share, while the matter is not free of doubt, the Company believes that the receipt of cash in lieu of any fractional share by such a stockholder will be governed by Code Section 356 in addition to Code Section 302. In general, under Code Section 356(a), if Code Section 302 treats the receipt of cash as a sale, such a stockholder will recognize gain (but not loss) on the Reverse Stock Split in an amount equal to the lesser of (i) the amount, if any, by which the sum of the value of the Company shares received in the Reverse Stock Split plus the cash received in the Reverse Stock Split exceeds the stockholder’s tax basis in the stockholder’s Company shares prior to the Reverse Stock Split, and (ii) the amount of cash received. If Code Section 302 treats the receipt of the cash as a distribution by the Company for United States federal income tax purposes, then the stockholder will be treated as having dividend income in the amount of the cash received.

For those Typical Stockholders who recognize either gain or loss under sale treatment as described above, the gain or loss will constitute a capital gain or loss that will be classified as long term or short term capital gain depending upon how long the stockholder has held the stockholder’s Company shares prior to the Reverse Stock Split. If the stockholder has held the shares for more than one year, the gain or loss would be long term; otherwise the gain or loss would be short term. For the Typical Stockholder long term capital gain is currently subject to a significantly lower maximum tax rate than short term capital gain or ordinary income other than dividend income. While a capital loss may generally be used to offset other capital gains, a capital loss can be used to offset only a very limited amount of ordinary income.

Stockholders not meeting the definition of a Typical Stockholder may be subject to United States federal income tax consequences different from or in addition to those described in the preceding paragraphs. Even stockholders who do fit within the definition of Typical Stockholder may be subject to particular circumstances which may make them subject to United States federal income tax consequences that are different from or in addition to those described above. In either case the differences may be material.

Please also review the discussion entitled “Tax Withholding” below.

DESCRIPTION OF THE AMENDMENT AND RECAPITALIZATION

The following is a description of the material terms and effects of the Recapitalization. A copy of the Articles of Amendment effecting the Recapitalization are attached as Appendix A to this Proxy Statement. This discussion does not include all of the information that may be important to you. You should read the proposed Amendment, this Proxy Statement and the other related appendices attached to this Proxy Statement before deciding how to vote at the Special Meeting.

Structure of the Transaction

The Board of Directors has determined that it is advisable to amend the Company’s Articles of Incorporation (i) to effect a 1-for-200 Reverse Stock Split of common stock, (ii) to provide for the cash payment of $24.00, without interest, per pre-split share in lieu of fractional shares of new common stock that would otherwise be issued following the Reverse Stock Split, and (iii) following the Reverse Stock Split, issue a 250-for-1 Forward Stock Split for those whole shares remaining after the Reverse Stock Split. The Board has proposed the Recapitalization to the stockholders for approval at the Special Meeting.

The Board will have the discretion to determine if and when to effect the Recapitalization if it is approved by the stockholders, and we reserve the right to abandon the Recapitalization even if it is approved by the stockholders. We expect that, if the stockholders approve and the Board of Directors elects to implement the Recapitalization, the Recapitalization would be completed within 30 days of the date of the Special Meeting.

If the Recapitalization is approved by the stockholders and is implemented by the Board of Directors, the Reverse Stock Split and corresponding Forward Stock Split is expected to occur after the Amendment to the Company’s Articles of Incorporation is filed with the North Carolina Secretary of State. The effective time for both transactions will be set forth in the Amendment and is currently anticipated as being 6:00 p.m. Eastern Standard Time on March 17, 2005 for the Reverse Stock Split and 6:00 a.m. Eastern Standard Time on March 18, 2005 for the Forward Stock Split. The form of the proposed Amendment to the Company’s Articles of Incorporation is attached to this Proxy Statement as Appendix A. Upon consummation of the Reverse Stock Split, you will automatically be entitled to one share of the Company’s common stock for each 200 shares of common stock you hold of record. Any fractional shares held by you will be cashed out after the Reverse Stock Split. Thereafter, each stockholder who has not been cashed out fully and continues to own at least one share following the Reverse Stock Split will immediately receive 250 shares for each share of the Company’s common stock held pursuant to the Forward Stock Split.

Stockholders will not actually receive new certificates or cash payments on the effective date of the Recapitalization. Rather, it will take the Company several weeks to address the administrative tasks associated with sending letters of transmittal, receiving old certificates, issuing new certificates and paying out the fractional shares which are redeemed, as further discussed below.

Stockholders who retain stock after the Recapitalization will accrue dividends on their new shares when declared by the Board of Directors, but they will not be entitled to receive the dividends until their old stock certificates are properly surrendered. Likewise, those stockholders will not be able to transfer their shares on the Company’s books until their old certificates are properly surrendered.

Conversion of Shares in the Transaction

Upon the effectiveness of the Effective Time of the Reverse Stock Split, all outstanding shares of our common stock will be converted as follows:

•	Record holders holding fewer than 200 shares of KS Bancorp common stock immediately prior to the Reverse Stock Split will be cashed out at the Redemption Price of $24.00 per pre-split share; and

•

Record holders holding 200 or more shares of Company common stock will be converted on a 1-for-200 basis. Any record holder who does not beneficially own a number of shares evenly divisible by 200 will receive a cash payment in the amount of the Redemption Price in lieu of a fraction of a share of each new share of common stock that would otherwise be issued following the Reverse Stock Split. Thereafter, the record holders will receive 250 shares of common stock for each share of common stock held immediately following the Reverse Stock Split.

We (along with any other person or entity to whom we may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

•	make such inquiries, whether of any stockholder(s) or otherwise, as we may deem appropriate for purposes of effecting the Recapitalization; and

•	resolve and determine, in our sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of shares held by any holder immediately prior to the effective time of the Recapitalization. Our determinations shall be final and binding on all parties, and no person or entity shall have any recourse against KS Bancorp or any other person or entity with respect thereto.

For purposes of effecting the Recapitalization, we may in our sole discretion, but shall not have any obligation to do so:

•	presume that any shares of Company common stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

•	aggregate the shares held (whether of record or beneficially) by any person or persons that we determine to constitute a single holder for purposes of determining the number of shares held by such holder.

Tax Withholding

Stockholders subject to United States federal backup withholding requirements may be subject to backup withholding on any cash received in lieu of a fractional share in the Reverse Stock Split. Backup withholding will not apply, however, to a stockholder who (i) furnishes a correct taxpayer identification number and certifies that the stockholder is not subject to backup withholding on the substitute Form W- 9 included in the letter of transmittal, or (ii) who otherwise properly establishes that the stockholder is exempt from backup withholding.

Exchange of Certificates

Assuming the stockholders approve the Recapitalization, we anticipate filing the Amendment to its Articles of Incorporation, substantially in the form of Appendix A attached to this Proxy Statement, with the Office of the North Carolina Secretary of State. The Reverse Stock Split will become effective at the time identified in the Amendment, which is anticipated as being 6:00 p.m. Eastern Standard Time on March 17, 2005. The Forward Stock Split will be effective following the Reverse Stock Split for those shares remaining after Reverse Stock Split. It is anticipated that the effective time of the Forward Stock Split will be 6:00 a.m. Eastern Standard Time on March 18, 2005.

First-Citizens Bank & Trust Company, the Company’s transfer agent, has been appointed the exchange agent to carry out the exchange of certificates for new shares of common stock and/or cash. As soon as practicable after the effective date of the Recapitalization, the stockholders will be notified and asked to surrender their currently issued stock certificates to the exchange agent. In exchange, those record holders beneficially owning 200 or more shares immediately prior to the Reverse Stock Split will receive certificates representing the new number of shares of common stock held by that stockholder after the Recapitalization. In cases where a record holder does not beneficially own a number of shares evenly divisible by 200, the record holder will receive the Redemption Price for each pre-split share in lieu of any fractional shares of new common stock following the Reverse Stock Split. Record holders owning fewer than 200 shares of KS Bancorp common stock immediately prior to the Reverse Stock Split will receive a cash payment equal to the Redemption Price for each pre-split share owned by them and will no longer have any rights with respect to the common stock of the Company, except to be paid in cash, as described in this Proxy Statement. No interest will be paid or accrued on the cash payable to record holders after the Recapitalization is effected.

You will not pay any service charges in connection with the exchange of your certificates or the payment of cash. All of these expenses will be borne by the Company.

Nominees (such as a bank or broker) may have required procedures, and if you hold common stock in street name you should contact your nominee to determine how the Recapitalization will affect you. If you are a beneficial owner of fewer than 200 shares of KS Bancorp common stock, and you want to have your shares exchanged for cash, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner so that you will be considered a holder of record immediately prior to the effective time of the Reverse Stock Split, which is anticipated as being 6:00 p.m. Eastern Standard Time on March 17, 2005. If you hold less than 200 shares of common stock in street name and do not transfer shares into a record account in a timely manner, you may not have your shares redeemed in connection with the Reverse Stock Split; however, you should contact your bank or broker to determine the impact of the Recapitalization on your Company holdings.

You will not receive a new stock certificate and/or cash payment, as applicable, pursuant to the Recapitalization until our transfer agent receives your currently issued stock certificate(s) or appropriate affidavits and indemnity assurances in accordance with the instructions outlined in the letters of transmittal to be delivered to stockholders. In the event that any certificate representing shares of common stock is not presented for cash upon request by the Company, the cash payment will be administered in accordance with the relevant state abandoned property laws. Until the cash payments have been delivered to the public official pursuant to the abandoned property laws, such payments will be paid to the holder thereof or his or her designee, without interest, at such time as the payment has been properly presented for exchange.

You should not send your stock certificates now. You should send them only after you receive a letter of transmittal from KS Bancorp. Letters of transmittal will be mailed soon after the Recapitalization is completed.

Timing of Closing of Recapitalization

If the transaction is approved by the Company’s stockholders, the Recapitalization will become effective on the date and at the time specified in the Amendment filed with the North Carolina Secretary of State. It is currently anticipated that the effective time of the Reverse Stock Split will be 6:00 p.m. Eastern Standard Time on March 17, 2005, and the effective time of the Forward Stock Split will be 6:00 p.m. Eastern Standard Time on March 18, 2005. In the event that the Board of Directors changes either effective date, it will notify stockholders via a press release.

Anticipated Accounting Treatment

We anticipate all shares of common stock purchased pursuant to the Recapitalization will be accounted for as retired stock. The shares of KS Bancorp common stock converted in the Recapitalization into the right to receive the Redemption Price will, after the Recapitalization, be included in KS Bancorp’s authorized but unissued shares and would be available for issuance in the future.

Fees and Expenses

We have estimated that the total number of shares that will be purchased by the Company pursuant to this Reverse Stock Split is approximately 59,085. Assuming all the fractional shares are purchased at the price of $24.00 per pre-split share, the total cost to us would be $1,418,040. This amount does not include our expenses associated with this transaction, which we estimate to be $110,500, as discussed below. We anticipate that we will pay for all fractional shares, as well as of the costs and expenses of this transaction, with cash on hand and, if necessary, through dividends from the Bank.

We will pay all fees and expenses associated with this Recapitalization. We estimate that Recapitalization related fees and expenses will be $110,500, consisting of the following:

Triangle advisory fees and expenses	$37,500.00
Depositary fee	$4,000.00
Legal fees and expenses	$45,000.00
Accounting fees and expenses	$10,000.00
Printing, solicitation and mailing costs	$7,700.00
SEC filing and Edgar fees	$5,300.00
Miscellaneous expenses	$1,000.00
Total estimated expenses	$110,500.00

Although we do not currently expect to do so, we may engage one or more proxy solicitation firms to assist in the delivery of proxy materials and solicitation of completed proxies and compensate those firms for doing so.

In the event a stockholder has lost his stock certificate(s) and is required to surrender those certificate(s) to receive the cash payment for his fractional shares, we will also pay the fee charged by our transfer agent for lost certificates, provided that the stockholder promptly executes the requisite affidavit and indemnity instruments.

Source and Amount of Funds

We expect to pay approximately $[1,528,540] in the aggregate to with respect to the Recapitalization. As a result, we do not believe the completion of the Recapitalization will have any material affect on our financial condition or results of operations. Purchases of stock will be funded with the Company’s cash and other liquid assets. We do not anticipate borrowing any funds to purchase shares in connection with Recapitalization.

Dissenters’ Rights

Section 55-13-02 of the North Carolina Business Corporation Act (the “NCBCA”) provides that a stockholder is entitled to dissent from and obtain payment for the fair value of his or her shares under certain conditions in the event of specified corporate actions. One such action which triggers these “dissenters’ rights” is an amendment to the Company’s Articles of Incorporation which materially and adversely affects the dissenters’ shares by reducing the number of shares owned to a fraction of a share and acquiring such fraction for cash. Therefore, the stockholders of the Company who receive cash for some or all of their Company stock and take the necessary steps to perfect their rights are entitled to dissent from the Reverse Stock Split and Amendment and obtain payment for the fair value of their shares which are being acquired pursuant to the Reverse Stock Split under Article 13 of the NCBCA (“Article 13”). A copy of Article 13 is attached as Appendix C.

A Company stockholder who wishes to assert dissenters’ rights must follow the very specific requirements set forth in Article 13. In addition to certain other requirements, a dissenting stockholder must give KS Bancorp, and KS Bancorp must actually receive before the Special Meeting, a written notice (the “Intent Notice”) of that stockholder’s intent to demand payment for his shares if the Reverse Stock Split is effectuated. The dissenting stockholder must also not vote his shares in favor of the proposed Recapitalization. Failure to comply with these and other requirements set forth in Article 13 will constitute a waiver of the stockholder’s right to dissent.

If the Recapitalization is approved by the Company’s stockholders, and the Recapitalization is consummated, KS Bancorp will mail by registered or certified mail, return receipt requested, a written notice to all stockholders who properly delivered an Intent Notice and satisfied the requirements of a dissenting stockholder set out in Article 13 (a “Dissenters’ Notice”). The stockholder who receives a Dissenters’ Notice must demand payment and deposit his or her certificates for the shares of Company common stock in accordance with the terms of the Dissenters’ Notice. A stockholder who does not satisfy the foregoing requirements is not entitled to payment for his or her shares under Article 13.

Upon receipt of the dissenting stockholder’s payment demand(s), we will offer to pay each dissenter, who properly demand payment and deposited his share certificates, the amount we estimate to be the fair value of the Company common stock owned by such stockholders, plus interest accrued to the date of payment, and we will pay this amount to the dissenters. The Board of Directors has determined such fair value to be $24.00, without interest, per pre-split share of common stock owned by such stockholder.

Under certain terms and conditions specified in Article 13, a dissenter may notify the Company in writing of his own estimate as to the fair value of his shares and the amount of interest due, and that dissenter may demand payment of the excess amount over the Company’s payment and interest due. The stockholder waives the right to demand payment if he fails to demand additional payment in accordance with Article 13.

Article 13 also sets forth the procedure to be followed in the event that a demand for payment remains unsettled. This procedure involves an appraisal proceeding in which the court may appoint one or more persons as an appraiser to receive evidence and recommend a decision on the question of fair value.

A beneficial owner who is not the record owner may assert dissenters’ rights as to any shares held on his behalf only if (i) we receive the record stockholder’s written consent to the dissent prior to or simultaneously with the beneficial stockholder’s assertion of dissenters’ rights and (ii) he does so with respect to all shares of which he is the beneficial owner.

The foregoing is only a summary of the rights of dissenting stockholders under the NCBCA. Because Article 13 contains more detailed provisions and requirements, each dissenting stockholder should carefully review the text of Article 13 attached hereto as Appendix C and should also consult with his or her own legal counsel concerning the specific procedures and available remedies under Article 13. Any failure to follow this specific procedure set forth in Article 13 may result in a stockholder losing the right to claim fair value as described above.

As discussed above, you are advised that any notice of intent to demand payment pursuant to Article 13 must be in writing and must be received by the Company prior to the vote at the Special Meeting. If you desire to mail your Intent Notice to demand payment, you should mail such notice to the Company at the address set forth at the beginning of this Proxy Statement.

As previously stated, in order to exercise dissenters’ rights, you must not vote in favor of the Recapitalization and must give the written notice required by Article 13. You should note that the return of a signed unmarked proxy will be considered a vote in favor of the Recapitalization, and your vote against the Recapitalization alone will not satisfy the written notice requirement. You must delivery a separate written notice to the Company.

Reservation of Rights

The Board of Directors reserves the right to abandon the Recapitalization without further action by our stockholders at any time before the filing of the necessary amendment to our Articles of Incorporation with the North Carolina Secretary of State, even if the Recapitalization has been approved by our stockholders at the Annual Meeting. By voting in favor of the Recapitalization you also are expressly authorizing the Board of Directors to determine not to proceed with the Recapitalization if it should decide on that course of action.

ADDITIONAL SPECIAL MEETING INFORMATION

Time and Place

This Proxy Statement is being furnished to KS Bancorp stockholders in connection with the Company’s Board of Directors solicitation of proxies to be used at the Special Meeting on March 14, 2005 and at any adjournment of that meeting. The Special Meeting is scheduled to be held at the Company’s principal office at 1031 North Brightleaf Blvd., Smithfield, North Carolina 27577 at 7:00 p.m., Eastern Standard Time. The telephone number of the Company’s principal office in Smithfield, North Carolina is (919) 938-3101. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about February 1, 2005.

Purposes of Special Meeting

Our Board of Directors has authorized, and recommends for your approval at the Special Meeting, the adoption of the Amendment to our Articles of Incorporation that will result in the Reverse Stock Split, followed by a Forward Stock Split transaction. This transaction is comprised of:

•	the Reverse Stock Split, in which each 200 shares of our common stock held in the record name of a stockholder at the effective time of the Reverse Stock Split will be converted into one share of Company common stock; followed by

•	the Forward Stock Split, in which each share of common stock outstanding after completion of the Reverse Stock Split will be converted into 250 shares of our common stock.

Those stockholders holding fractional shares upon after the Reverse Stock Split will receive cash equal to the Redemption Price of $24.00 for each pre-split share comprising the fractional interest.

Our Board of Directors will have the discretion to determine if and when to effect the Reverse Stock Split and Forward Stock Split (i.e., the Recapitalization), and reserves the right to abandon the Recapitalization even if it is approved by the stockholders. The Recapitalization will become effective at the time set forth in the Amendment and after the filing of the Amendment to our Articles of Incorporation with the North Carolina Secretary of State. The form of the Amendment is attached to this Proxy Statement as Appendix A.

We expect that if our stockholders approve and the Board elects to effect the Recapitalization, the transaction will be completed as soon as practicable after the Special Meeting.

Stockholders are also being asked to consider and vote upon any other matters that may properly be submitted to a vote at the Special Meeting or any adjournment or postponement of the Special Meeting. Other than the matters listed on the attached Notice of 2005 Special Meeting of Stockholders, the Board is not aware of any other business to be conducted at the Special Meeting.

Who Can Vote at the Special Meeting

Holders of record of common stock at the close of business on January 3, 2005 will be entitled to vote at the Special Meeting (the “Record Date”). As of the Record Date, the Company had a total of 1,197,029 shares of outstanding common stock. Each share of common stock entitles its owner to one vote on each matter calling for a vote of stockholders at the Special Meeting. As of the Record Date, our executive officers and directors have the power to vote a total of 25.07% of the Company’s issued and outstanding shares (including those ESOP shares allocated to our executive officers), and they intend to vote all of those shares in favor of the Amendment. For information about voting of shares held in the ESOP and for which three of the Company’s directors serve as Trustees, see “Participants in the Bank’s ESOP” below.

Voting and Revocation of Proxies

You may vote your shares in person by attending the Special Meeting, or by mailing us your completed proxy if you are unable or do not wish to attend. If the enclosed proxy is properly completed, signed, dated and returned, and not revoked, it will be voted in accordance with the instructions given. If a proxy is returned with no instructions given, the proxy will be voted FOR the proposal to adopt the Amendment as stated in this Proxy

Statement. Execution of a proxy gives the designated proxies discretionary authority to vote the shares represented by the proxy in accordance with their best judgment on any other business, if any, that may properly come before the Special Meeting or any adjournments of that meeting.

Brokerage houses and nominees have been requested to forward these proxy materials to the beneficial owners of shares held of record by such persons, and upon request, the Company will reimburse such persons for their reasonable out-of-pocket expenses in doing so.

You can revoke your proxy at any time before KS Bancorp, Inc. takes a vote at the meeting by:

•	delivering to our Secretary at our corporate offices on or before the business day prior to the Special Meeting, a signed proxy card bearing a later date or a written revocation of the proxy;

•	delivering to us at the Special Meeting but prior to the taking of the vote a signed proxy card dated a later date or a written revocation; or

•	attending the Special Meeting and voting in person.

If, however, you are a beneficial owner of shares of the Company’s outstanding common stock that are not registered in your own name, you will need appropriate documentation from the holder of record of your shares to vote personally at the Special Meeting.

Revoking a proxy will not affect the vote once it has been taken. Attendance at the Special Meeting will not, in itself, constitute a revocation of a proxy. You must vote in person at the Special Meeting if you wish to change a vote that you have previously made by submitting a signed proxy.

Participants in the Bank’s ESOP

If you participate in the Bank’s Employee Stock Ownership Plan (the “ESOP”) you will receive a voting instruction form that reflects all ESOP shares you may direct the ESOP trustees to vote on your behalf. Under the terms of the ESOP, the ESOP trustees vote all shares held by the ESOP, but each ESOP participant may direct the trustees how to vote the shares of common stock allocated to his or her account. The ESOP trustees, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Company common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which they have received timely voting instructions. The deadline for returning your voting instructions to the ESOP trustees is March 12, 2005.

Vote Required for Approval

The presence, in person or by proxy, of the holders of at least a majority of shares of the Company’s common stock entitled to vote at the Special Meeting is necessary to constitute a quorum. Because many of our stockholders cannot attend the Special Meeting, it is necessary that a large number be represented by proxy. Accordingly, the Board of Directors has designated proxies to represent those stockholders who cannot be present in person and who desire to be so represented. In the event there are not sufficient stockholders present, in person or by proxy, to constitute a quorum or to approve or ratify any proposal at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit the further solicitation of proxies.

Approval of the Amendment to the Company’s Articles of Incorporation which will affect (i) a 1-for-200 Reverse Stock Split of the Company’s common stock and (ii) a corresponding 250-for-1 Forward Stock Split requires the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock. If you do not vote your shares, it will have the same effect as a vote “against” the Amendment and Recapitalization.

The proposal to approve the Recapitalization is a “non-discretionary” item, meaning that brokerage firms cannot vote shares in their discretion on your behalf if you have not given the broker instructions to vote your shares held in “street” name. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal (“broker non-vote shares”) will not be counted as votes cast in favor of the

Recapitalization and, as a result, will have the same effect as a vote against it. Broker non-votes will also not be counted for purposes of determining whether a quorum is present.

Abstentions will be counted for purposes of determining whether a quorum is present at the Special Meeting. However, like broker non-votes, abstentions will not be counted in tabulating the votes cast on any proposal submitted to the stockholders. As a result, abstentions will have the same effect as a vote against the Recapitalization.

As of the Record Date, the directors and executive officers of KS Bancorp beneficially owned a total of 300,085 (approximately 25.07%) of the outstanding shares of common stock entitled to vote at the Special Meeting. This beneficial ownership figure includes shares for which the ESOP trustees share voting and investment power as well as shares held in the ESOP for the benefit of our executive officers. The ESOP shares have only been included once in this total number of shares beneficially owned by officers and directors as a group.

Solicitation of Proxies

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement and other related proxy solicitation expenses, if any. Solicitation of proxies will be made initially by mail. Directors, officers and employees of the Company and its wholly-owned savings bank subsidiary also may solicit proxies in person, by telephone or other means without additional compensation. The Board reserves the right to engage a firm to assist the Board in the solicitation of proxies in connection with this Special Meeting.

We are mailing this proxy material to our stockholders on or about February 1, 2005.

Authority to Adjourn Special Meeting to Solicit Additional Proxies

Our Board of Directors is currently not aware of any business to be brought before the Special Meeting other than that described in this Proxy Statement. However, if other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to those matters. We are asking our shareholders to grant full authority to adjourn the Special Meeting to a later date to permit solicitation of additional proxies to approve the Amendment and Recapitalization proposed by this Proxy Statement.

Recommendation of the Board of Directors

The Amendment and Recapitalization have been unanimously approved by the Company’s Board of Directors. Your Board of Directors recommends a vote “FOR” adoption of the proposed Amendment to the Articles of Incorporation which will implement a 1-for-200 Reverse Stock Split of our common stock and a corresponding 250-for-1 Forward Stock Split of our common stock shortly thereafter.

INFORMATION ABOUT THE COMPANY

General

KS Bancorp is a registered bank holding company incorporated under the laws of the State of North Carolina, headquartered in Smithfield, North Carolina. The Company was formed in 1993 in connection with the conversion of KS Bank, Inc. from a mutual to a stock savings bank. In connection with the conversion, all of the issued and outstanding capital stock of the Bank was acquired by KS Bancorp, and the Bank is now a wholly owned subsidiary of the Company. The Company’s executive office is located at 1031 North Brightleaf Blvd., Smithfield, North Carolina, (919) 938-3101. The Company has no operations and conducts no business of its own other than owning the Bank and managing its investments. The Company’s principal sources of income are earnings from its investments. In addition, the Company receives dividends that are declared and paid by the Bank on its capital stock.

The Bank was chartered in 1924. It conducts business through seven offices in Kenly, Goldsboro, Wilson, Garner, Clayton, Selma, and Smithfield, North Carolina. Prior to December 29, 1993, the Bank, formerly known as Kenly Savings Bank, Inc., SSB, operated as a mutual North Carolina-chartered savings bank. On December 29, 1993, the Bank converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank. In connection with that conversion, KS Bancorp was organized to become the holding company for the Bank.

The Bank is engaged primarily in the business of attracting retail deposits from the general public and using such deposits to make mortgage loans secured by real estate. The Bank makes mortgage loans secured by owner-occupied and non-owner occupied residential real estate, loans secured by non-residential properties, construction loans and equity line of credit loans. The Bank also makes loans that are not secured by real property, such as loans secured by pledged deposit accounts, and various types of secured and unsecured consumer loans. The Bank’s primary source of revenue is interest income from its lending activities. The Bank’s other major sources of revenue are interest and dividend income from investments and mortgage-backed securities, interest income from its interest-earning deposit balances in other depository institutions, and transaction and fee income from its lending and deposit activities. The Bank’s major expenses are interest on deposits and borrowings and non-interest expenses such as employee compensation and benefits, federal deposit insurance premiums, data processing expenses and occupancy expenses.

General economic conditions and related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, the FDIC and the Commissioner, significantly influence the operations of depository institutions, including the Bank. Interest rates on competing investments and general market rates of interest influence deposit flow and the Bank’s cost of funds. The demand for financing of real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds, influence demand for the Bank’s lending activities.

The Company is regulated under both state and federal law. The Company is regulated by the Federal Reserve Bank of Richmond. Also, we are currently subject to the rules and regulations of the Securities and Exchange Commission. The Company’s subsidiary bank is not a member of the Federal Reserve System but it is subject to the rules and regulations of the Federal Deposit Insurance Corporation (“FDIC”), which also insures the Bank’s deposits up to applicable limits. As a state-chartered savings bank, the Bank is subject to the regulations of the Commissioner. The Bank will be subject to periodic examinations by both the FDIC and the Commissioner focusing on capital levels, surplus and reserves, loans and loan policy, investments, management policy and practices and various other aspects of the Bank’s operations.

At December 31, 2004, the Company and the Bank had a total of 73 full-time employees and 3 part-time employees. The Bank’s employees are not represented by a collective bargaining group, and the Bank considers its relations with its employees to be excellent.

The Company has not been convicted in a criminal proceeding, nor has it been a party to any judicial or administrative proceeding during the past give years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation of federal or state securities laws.

Officers and Directors

The following table sets forth certain information with respect to members of the Board of Directors and executive officers of the Company and Bank.

DIRECTORS

Name	Age	Principal Occupation(s) for Past Five Years	Year First Became Director or Officer of the Company or Bank
A. Carroll Coleman	66	President, P. L. Woodard & Co., Inc. P.O. Box 877, 108 E. Barnes Street Wilson, NC 27894	1998

R. Harold Hinnant[1]	74	Retired business owner Formerly owner of Kenly Motor Parts 202 Gardner Avenue Kenly, NC 27542	1988[1]

Eugene David Jackson	64	Certified public accountant; Partner in Dees, Jackson, Watson & Assoc., P.A. P.O. Box 1249, 212 Third Street Smithfield, NC 27577	2004

Harold T. Keen	56	President/CEO of the Company and the Bank P.O. Box 661, 1031 N. Brightleaf Blvd. Smithfield, NC 27577	1990[1]

Ralph Edward Scott, Jr.[2]	52	President of Ralph E. Scott, Jr. Farms, Inc. 8934 Lefty Road Kenly, NC 27542	1987[1]

Gordon C. Woodruff	53	Partner in Woodruff, Reece & Fortner, Attorneys at Law P.O. Box 708, 1023-B W. Market Street Smithfield, NC 27577	1999[1]

B. Kenneth Jones, II	41	General Manager of Deacon Jones Auto Park, Inc. P.O. Box 2280, 1115 N. Brightleaf Blvd. Smithfield, NC 27577	2003

James C. Parker	53	Certified public accountant; Partner in Parker & Parker, P.A., CPA 3300 Cashwell Drive Goldsboro, NC 27534	1996

Sidney Ernest Sauls	57	Insurance agent; North Carolina Farm Bureau Mutual Insurance Company P.O. Box 569, 570 Hwy 42 Clayton, NC 27528	2000

[1]	Includes service on the board of directors of the Bank prior to the formation of the Company.

[2]	Mr. Scott is a distant cousin of Mr. Hinnant.

OFFICERS

Name	Age	Principal Occupation(s) for Past Five Years	Year First Became Director or Officer of the Company or Bank
Harold T. Keen	56	President and Chief Executive Officer of the Company and the Bank	1990

Earl W. Worley, Jr.	40	Chief Financial Officer and Senior Vice President of the Company and the Bank	1992

William C. Clarke	48	Senior Vice President of the Company and the Bank	1986

Kevin J. Jorgenson	57	Senior Vice President of the Company and the Bank and Chief Credit Officer of the Bank	1993

Ted Godwin	55	Senior Vice President of the Company and the Bank	1997

R. Walter Krentz, Jr.	43	Senior Vice President of the Bank; prior to January, 2000, City Executive, Triangle Bank, 2310 South Charles Blvd., Greenville, North Carolina 27858	2000

Trudy A. Brinson	50	Senior Operations Officer and Senior Vice President of the Bank; Prior to July, 2003, Chief Operations Officer and Senior Vice President of the little bank, 101 W. Vernon Avenue, Kinston, North Carolina 28501	2003

All of the persons listed above are U.S. citizens. During the past five years, none of them had been a party in any judicial or administrative proceeding that resulted in a judgment, decree, or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws. In addition, none of the above individuals have been convicted in any criminal proceeding during the past five years, excluding traffic violations and similar misdemeanors. Except as provided above, the address and telephone number of the employers of the directors and executive officers are the same as those of the Company.

Security Ownership of Officers, Directors and 5% Stockholders

The following table sets forth, as of the Record Date, the names and addresses of all beneficial owners of 5% or more of our common stock and shows the amount and nature of that beneficial ownership.

Name and Address	Amount and Nature of Beneficial Ownership[1]		Percentage of Class
			Before the Recapitalization[2]	After the Recapitalization[5]
R. Harold Hinnant 200 Pope Avenue Kenly, North Carolina 27542	123,988	[3]	10.36%	7.14%

Harold T. Keen 1121 Boyette Road Four Oaks, North Carolina 27524	96,102	[4]	8.03%	8.42%

Name and Address	Amount and Nature of Beneficial Ownership[1]		Percentage of Class[2]
			Before the Recapitalization[2]	After the Recapitalization[5]
Ralph Edward Scott, Jr. 8934 Lefty Road Kenly, North Carolina 27542	86,340	[3]	7.21%	3.87%

Gordon C. Woodruff Post Office Box 708 Smithfield, North Carolina 27577	73,726	[4]	6.16%	2.76%

C. Felix Harvey The Felix Harvey Foundation, Inc. Post Office Box 189 Kinston, North Carolina 28502 and Maurice J. Koury The Maurice J. Koury Foundation, Inc. Post Office Box 850 Burlington, North Carolina 27216	78,899	[6]	6.59%	6.91%

[1]	Voting and investment power are held solely by the designated individuals unless otherwise indicated.

[2]	Based upon a total of 1,197,029 shares of common stock outstanding at the Record Date.

[3]	Mr. Hinnant, Mr. Scott and Mr. Woodruff serve as trustees of the Bank’s Employee Stock Ownership Plan (the “ESOP”). The ESOP holds 73,389 shares of the Company’s common stock. The trustees of the ESOP share certain voting and investment power of the ESOP’s shares, and those shares are included in this amount. The Board has elected to terminate the ESOP, and it may be liquidated prior to the Special Meeting.

[4]	Includes shares owned by Mr. Keen’s spouse and other entities controlled by Mr. Keen, over which shares Mr. Keen effectively exercises sole or shared voting and investment power. Includes shares allocated to Mr. Keen under the ESOP.

[5]	Based upon an estimate of 1,422,430 shares of the Company’s common stock outstanding immediately after the Recapitalization.

[6]	Based on a Schedule 13D filed with the SEC on January 21, 2005.

Set forth below is certain information as of the Record Date regarding those shares of the Company’s common stock owned beneficially by each of the members of the Board of Directors and the named executive officers of the Company, and the directors and executive officers of the Company as a group.

Name and Address	Amount and Nature of Beneficial Ownership[1]		Percentage of Class
			Before the Recapitalization[2]	After the Recapitalization[6]
A. Carroll Coleman 7368 Rock Ridge School Road Kenly, North Carolina 27542	1,838		*	*

R. Harold Hinnant 200 Pope Avenue Kenly, North Carolina 27542	123,988	[3]	10.36%	7.14%

Eugene David Jackson 103 W. Riverside Drive Smithfield, North Carolina 27577	500		*	*

Name and Address	Amount and Nature of Beneficial Ownership[1]		Percentage of Class
			Before the Recapitalization[2]	After the Recapitalization[6]
B. Kenneth Jones, II 404 N. Pearl Street Princeton, North Carolina 27569	3,000		*	*

Harold T. Keen 121 Boyette Road Four Oaks, North Carolina 27524	96,102	[4]	8.03%	8.42%

James C. Parker 117 Pineridge Lane Goldsboro, North Carolina 27530	3,703		*	*

Sidney Ernest Sauls 10579 NC 50 North Angier, North Carolina 27501	1,768		*	*

Ralph Edward Scott, Jr. 8934 Lefty Road Kenly, North Carolina 27542	86,340	[3]	7.21%	3.87%

Gordon C. Woodruff Post Office Box 708 Smithfield, North Carolina 27577	73,726	[3]	6.16%	2.76%

Directors and executive officers of the Company and the Bank as a group (15 persons)	300,085	[5]	25.07%	22.46%

*	Does not exceed one percent of the Common Stock.

[1]	Unless otherwise indicated, all shares are owned directly by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.

[2]	Based upon a total of 1,197,029 shares of the Company’s common stock outstanding at the Record Date.

[3]	Includes 73,389 shares held by the Bank’s ESOP. Mr. Hinnant, Mr. Scott and Mr. Woodruff are trustees of the ESOP and share certain voting and investment power of such shares.

[4]	Includes shares owned by Mr. Keen’s spouse and other entities controlled by Mr. Keen over which shares Mr. Keen effectively exercises sole or shared voting and investment power. Also includes shares allocated to Mr. Keen under the ESOP.

[5]	The 73,389 shares held by the ESOP for which the trustees, Mr. Hinnant, Mr. Scott and Mr. Woodruff, share certain voting investment power and shares held in the ESOP for the benefit of our executive officers have been included only once in the total number of shares beneficially owned by directors and executive officers as a group.

[6]	Based upon an estimate of 1,422,420 shares of the Company’s common stock outstanding immediately after the Recapitalization.

Past Contacts, Transactions, Negotiations and Agreements

During the past two years, neither the Company nor the Bank has engaged in significant transactions with any of their affiliates, executive officers or directors, nor have we engaged in negotiations regarding such types of transactions.

There are no agreements between the Company, the Bank or the Company’s executive officers and directors and any other person with respect to any shares of our common stock, except as related to shares held in the Bank’s ESOP for eligible employees of the Bank.

Shares owned by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits generally become 20% vested each year and are 100% vested after five years of credited service. Prior to the completion of five years of credited service, a participant who terminates employment for reasons other than death, retirement (or early retirement), or disability will receive only vested benefits under the ESOP. Forfeitures will be reallocated among remaining participating employees in the same proportions as contributions. Benefits are payable upon death, retirement, early retirement, disability or separation from service. The Bank’s contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

The Bank’s ESOP committee may instruct the ESOP trustees regarding investment of funds contributed to the ESOP. Participating employees may instruct the trustees as to the voting of all shares allocated to their respective accounts held in the ESOP. All allocated shares for which voting instructions are not received are voted by the trustees in their discretion subject to the provisions of ERISA.

The ESOP may be considered an “anti-takeover” device since the ESOP may control a sufficient percentage of the total outstanding Common Stock of the Company so that the vote or decision whether to tender shares of the ESOP may be used as a defense in a contested takeover.

Directors and officers of the Company and their associates are customers of and have had transactions with the Bank in the ordinary course of business. All loans and commitments included in such transactions have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. No director or executive officer has pledged shares of our common stock.

The Company is not aware of any arrangements that may result in a change in control of the Company. Presently, neither the Company nor the Bank has any plans, proposals or negotiations that relate to or would result in: (i) any purchase, sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; (ii) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (iii) any change in the present Board of Directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; or (iv) any other material change in the Company’s corporate structure or business.

Common Stock of the Company

Comparative Market Price Data. Our common stock is currently traded on the over the counter market and quoted on the OTC Bulletin Board under the symbol “KSAV.” The following table lists the high and low sales and dividend information for our common stock for the periods indicated. Prices in the table reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. The last sale price for our common stock reported on the OTC Bulletin Board on January 24, 2005, was $23.00.

	Dividends	Stock Price
	Regular	High	Low
2004:
First Quarter	$0.16	$22.00	$19.50
Second Quarter	0.16	21.00	20.50
Third Quarter	0.16	21.00	20.50
Fourth Quarter	0.16	24.00	19.50

2003:
First Quarter	$0.16	$17.55	$16.50
Second Quarter	0.16	18.00	17.25
Third Quarter	0.16	18.00	17.40
Fourth Quarter	0.16	25.00	18.00

After the Recapitalization, we intend to deregister our common stock so that the Company is no longer an Exchange Act reporting company. As a result, we anticipate that our common stock will no longer be quoted on the

OTC Bulletin Board or be eligible for trading on any exchange or automated quotation system operated by a national securities association. The common stock may be quoted in the over-the-counter market, on the “pink sheets.” The “pink sheets” is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, www.Pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded.

As of the Record Date, the Company had no compensation plans authorized to issue equity securities and no outstanding options, warrants or rights.

The Company has not made an underwritten public offering of the Company’s common stock for cash during the past three years that was registered under the Securities Act of 1933 or exempt from registration under Regulation A (Securities Act Rule 251 through 263).

Dividends. Although our payment of dividends are subject to certain requirements and limitations under North Carolina corporate law, except as set forth in this discussion, neither the North Carolina Commissioner of Banks nor the FDIC have promulgated any regulations specifically limiting our right to pay dividends. However, the ability of the Company to pay dividends (or to repurchase shares) may be dependent upon our receipt of dividends from the Bank, our wholly-owned subsidiary.

A North Carolina-chartered stock savings bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of that transaction would be to reduce the net worth of the institution to an amount which is less than the minimum amount required by applicable federal and state regulations. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if after making such distributions the institution would become “under capitalized” (as that term is defined in applicable laws and regulations).

In addition, the Bank is not permitted to declare or pay a cash dividend or repurchase any of its capital stock if the effect would be to cause its net worth to be reduced below the amount required for the liquidation account established in connection with the Bank’s new tool to stock conversion. Under FDIC regulations, stock repurchases may be made by the savings bank only upon the FDIC’s prior approval.

Prior Stock Purchases. During the past two (2) years, KS Bancorp, Inc. has not repurchased any shares of its common stock.

Recent Transactions. Neither the Company nor any executive officer, director, affiliate or subsidiary of the Company, nor any of the Company’s or any subsidiary’s pension, profit sharing, or similar plan, has engaged in any transaction in the Company’s common stock during the past sixty (60) days.

Description of Common Stock. The Company is authorized to issue 20,000,000 shares of common stock, no par value. As of the Record Date, there were 1,197,029 shares of our common stock outstanding. Each share of our common stock has equal voting rights, preferences and privileges. The Company also is authorized to issue 5,000,000 of preferred stock, of which no shares are issued or outstanding. Our Board of Directors has the authority to prescribe the relative preferences and rights of the shares of preferred stock, subject to limitations prescribed by law and KS Bancorp, Inc.’s Articles of Incorporation, as amended.

Number of Record Stockholders. As of the Record Date, the Company had approximately 375 record stockholders.

Voting Rights. Each share of the Company’s common stock has the same voting rights and is identical in all respects to every other share of common stock. The holders of common stock possess all voting rights with respect to the Company. Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of our common stock.

FINANCIAL INFORMATION OF THE COMPANY

Selected Consolidated Financial Data (Unaudited)

The following tables set forth certain unaudited consolidated selected financial data for the Company and its subsidiary for the fiscal year ended December 31, 2003 and 2002 and the nine month periods ended September 30, 2004 and 2003. This consolidated selected financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements as of, and for, the fiscal years ended December 31, 2003 and 2002 as well as accompanying notes, which are incorporated herein by reference to our annual report on Form 10-KSB for the year ended December 31, 2003, and our unaudited consolidated financial information as of, and for the nine months ended, September 30, 2004 and 2003 as well as accompanying notes, which are incorporated herein by reference to our quarterly report on Form 10-QSB for the nine months ended September 30, 2004.

	Year to Date September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(Dollars in thousands, except per share amounts)
Financial Condition Data:
Total assets	$223,208	$196,553	$201,516	$191,059	$163,890
Investments (1)	41,819	37,828	38,883	31,847	20,738
Loans receivable, net	170,155	148,601	151,773	150,839	136,383
Deposits	158,661	140,604	142,251	138,027	128,825
Advances from Federal Home Loan Bank	44,900	37,100	40,100	34,800	16,800
Stockholders’ equity	18,802	18,087	18,577	17,511	16,799
Book value per common share	15.71	15.53	15.52	15.19	14.75

Operating Data:
Interest income	$8,785	$8,725	$11,510	$12,204	$12,648
Interest expense	3,216	3,322	4,330	5,196	7,062
Net interest income	5,569	5,403	7,180	7,008	5,586
Provision for loan losses	254	162	352	1,015	224
Noninterest income	855	893	1,155	867	1,066
Noninterest expense	4,865	4,252	5,810	4,735	4,194

Income before income taxes	1,305	1,882	2,173	2,125	2,234
Income tax expense	444	730	772	789	860

Net income	$861	$1,152	$1,401	$1,336	$1,374

Selected Other Data:
Basic gross earnings per common share (2)	$8.05	$8.33	$10.93	$11.51	$12.25
Diluted gross earnings per common share (2)	$8.05	$8.18	$10.75	$11.26	$11.96
Basic net earnings per common share	$.72	$1.00	$1.21	$1.18	$1.23
Diluted net earnings per common share	$.72	$.98	$1.19	$1.15	$1.20
Dividends per common share	$.48	$.48	$.64	$.64	$.64
Dividend payout ratio	67%	49%	54%	56%	53%
Return on average assets	.54%	.80%	.72%	.75%	.85%
Return on average equity	6.32%	8.65%	7.74%	7.75%	8.34%
Average equity to average assets	8.53%	9.22%	9.36%	9.73%	10.18%

(1)	Includes interest-earning deposits, time deposits, investment securities, and Federal Home Loan Bank stock.

(2)	Gross earnings is defined as interest income plus noninterest income.

Consolidated Pro Forma Financial Information

The following unaudited consolidated pro forma financial information is intended to illustrate the approximate effect that the estimated cash payments for fractional shares resulting from the Reverse Stock Split and related expenses of the Recapitalization would have had on the Company’s financial condition and results of operation if completed at an earlier date. Pro forma financial information is condensed and unaudited and should be read in conjunction with the historical financial statements and notes incorporated by reference into or included in this proxy statement. Consolidated pro forma statements of financial condition give effect to the transaction as if completed at the end of the period. Consolidated pro forma statements of operations give effect to the transaction as if completed at the beginning of the period. The pro forma financial information is based on the assumptions stated in the notes to the pro forma financial statements, which should be carefully considered. The pro forma financial information set forth below is not necessarily indicative of (i) what our actual financial position would have been if the Recapitalization was completed as of the dates indicated or (ii) the results that may be reported by us in the future.

CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF FINANCIAL CONDITION (UNAUDITED)

KS BANCORP, INC. AND SUBSIDIARY

	As of September 30, 2004
	Historical	Pro Forma Adjustments	Pro Forma Combined
	(In thousands, except share and per share data)
ASSETS
Cash and due from banks	$4,875	$(1,528)	$3,347
Time deposits	100	—	100
Investment securities available for sale	35,811	—	35,811
Federal Home Loan Bank stock, at cost	2,245	—	2,245
Presold mortgages in process of settlement	329	—	329
Loans	171,495	—	171,495
Allowance for loan losses	(1,340)	—	(1,340)

Net loans	170,155	—	170,155
Accrued interest receivable	1,064	—	1,064
Foreclosed real estate, net	1,011	—	1,011
Property and equipment, net	6,865	—	6,865
Other assets	753	—	753

Total assets	$223,208	$(1,528)	$221,680

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$158,661	$—	$158,661
Advances from Federal Home Loan Bank	44,900	—	44,900
Accrued interest payable	240	—	240
Accrued expenses and other liabilities	605	—	605

Total liabilities	204,406	—	204,406

Stockholders’ Equity:
Preferred stock, authorized 5,000,000 shares; none issued	—	—	—
Common stock, no par value, authorized 20,000,000 shares; issued and outstanding - 1,422,430 pro forma (1,197,029 historical)	5,420	(1,418)	4,002
Retained earnings, substantially restricted	13,401	(110)	13,291
Accumulated other comprehensive loss	(19)	—	(19)

Total stockholders’ equity	18,802	(1,528)	17,274

Total liabilities and stockholders’ equity	$223,208	$(1,528)	$221,680

See notes for assumptions

CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

(UNAUDITED)

KS BANCORP, INC. AND SUBSIDIARY

	Nine Months Ended September 30, 2004
	Historical	Pro Forma Adjustments	Pro Forma Combined
	(In thousands, except share and per share data)
INTEREST INCOME
Loans	$7,738	$—	$7,738
Investment securities	959	—	959
Dividends	52	—	52
Interest-earning deposits	36	—	36

Total interest income	8,785	—	8,785

INTEREST EXPENSE
Deposits	2,231	—	2,231
Advances from Federal Home Loan Bank	985	—	985

Total interest expense	3,216	—	3,216

Net interest income	5,569	—	5,569
Provision for loan losses	254	—	254

Net interest income after provision for loan losses	5,315	—	5,315

NON-INTEREST INCOME
Service charges on deposit accounts	684	—	684
Fees from presold mortgages	85	—	85
Other income	86	—	86

Total non-interest income	855	—	855

NON-INTEREST EXPENSE
Compensation and benefits	2,872	—	2,872
Occupancy and equipment	590	—	590
Data processing	446	—	446
Advertising	103	—	103
Other	854	78	932

Total non-interest expense	4,865	78	4,943

Income before income taxes	1,305	(78)	1,227
Income taxes	444	(27)	417

Net Income	$861	$(51)	$810

Gross income per common share
Basic	$8.05	$(1.31)	$6.74

Diluted	$8.05	$(1.31)	$6.74

Net income per common share
Basic	$.72	$(.15)	$.57

Diluted	$.72	$(.15)	$.57

See notes for assumptions

CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

(UNAUDITED)

KS BANCORP, INC. AND SUBSIDIARY

	Year Ended December 31, 2003
	Historical	Pro Forma Adjustments	Pro Forma Combined
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loans, including fees	$10,478	$—	$10,478
Investment securities	918	—	918
Dividends	69	—	69
Interest-earning deposits	45	—	45

Total interest income	11,510	—	11,510

INTEREST EXPENSE
Deposits	3,150	—	3,150
Advances from Federal Home Loan Bank	1,180	—	1,180

Total interest expense	4,330	—	4,330

Net interest income	7,180	—	7,180
Provision for loan losses	352	—	352

Net interest income after provision for loan losses	6,828	—	6,828

NON-INTEREST INCOME
Service charges on deposit accounts	655	—	655
Fees from presold mortgages	320	—	320
Other	180	—	180

Total non-interest income	1,155	—	1,155

NON-INTEREST EXPENSES
Compensation and benefits	3,492	—	3,492
Occupancy and equipment	645	—	645
Data processing	519	—	519
Advertising	160	—	160
Other	994	69	1,063

Total non-interest expenses	5,810	69	5,879

Income before income taxes	2,173	(69)	2,104
Income tax expense	772	(23)	749

Net income	$1,401	$(46)	$1,355

Gross income per common share
Basic	$10.93	$(1.75)	$9.18

Diluted	$10.75	$(1.73)	$9.02

Net income per common share
Basic	$1.21	$(.22)	$.99

Diluted	$1.19	$(.22)	$.97

See notes for assumptions

CONDENSED PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

(UNAUDITED)

KS BANCORP, INC. AND SUBSIDIARY

Ratio of earnings to fixed charges	Year ended December 31, 2003	Year ended December 31, 2002	Pro Forma year ended December 31, 2003	Nine months ended September 30, 2004	Pro Forma Nine months ended September 30, 2003	Pro Forma Nine months ended September 30, 2004
	(In thousands)
Earnings
Add
Pretax income	$2,173	$2,125	$2,104	$1,305	$1,804	$1,227
Fixed charges	4,330	5,196	4,330	3,216	3,322	3,216
Amortization of capitalized interest	—	—	—	—	—	—
Distributed income of equity investees	—	—	—	—	—	—
Share of pretax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—	—
Less
Interest capitalized	—	—	—	—	—	—
Preference security dividend requirements	—	—	—	—	—	—
Minority interest in pretax income of subsidiary that have not incurred charges	—	—	—	—	—	—

Total earnings	$6,503	$7,321	$6,434	$4,521	$5,126	$4,443

Fixed Charges
Interest expensed and capitalized	$4,330	$5,196	$4,330	$3,216	$3,322	$3,216
Amortized premiums, discounts and capitalized expenses	—	—	—	—	—	—
Interest within rental Expense	—	—	—	—	—	—
Preference security dividend requirements of consolidated subs	—	—	—	—	—	—

Total fixed charges	$4,330	$5,196	$4,330	$3,216	$3,322	$3,216

Ratio of earnings to fixed charges	150.18%	140.90%	148.59%	140.58%	154.30%	138.15%

CONDENSED PRO FORMA BOOK VALUE PER SHARE

(UNAUDITED)

KS BANCORP, INC. AND SUBSIDIARY

	As of September 30, 2004
	Actual	Pro Forma Adjustments	Pro Forma Combined
	(In thousands, except share and per share data)
Common stock, no par value	$5,420	$(1,418)	$4,002
Retained earnings	13,401	(110)	13,291
Accumulated other comprehensive loss	(19)	—	(19)

Total stockholders’ equity	$18,802	$(1,528)	$17,274

Outstanding shares September 30, 2004	1,197,029	(225,401)	1,422,430
Book value per share September 30, 2004	$15.71	$(3.57)	$12.14

Notes to Condensed Consolidated Pro Forma Financial Statements

(1)	The Company has assumed that the Recapitalization occurred as of September 30, 2004, for the purposes of the unaudited condensed consolidated pro forma statement of financial condition, and as of January 1, 2003, and January 1, 2004, respectively, with respect to the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2003, and the nine months ended September 30, 2004.

(2)	The Company has assumed that a total of 59,085 shares are converted to fractional shares as a result of the Reverse Stock Split and will be cashed out at a price of $24.00 per share for a total payment of approximately $1,418,040.

(3)	The Company has assumed that all of the cash required to pay for the fractional shares resulting from the Reverse Stock Split and the expenses of the Recapitalization will be paid from a combination of working capital of the Company and dividends paid to the Company by the Bank.

(4)	The Company has assumed that fees and expenses of $110,500 will be incurred in connection with the Recapitalization.

(5)	The Company has adjusted for a pretax cost savings, estimated to be approximately $41,000 for the year ended December 31, 2003, and $32,000 for the nine months ended September 30, 2004. The applicable incremental federal income tax rate is assumed to be 34%. This is an estimate of the actual cost incurred in these periods for legal, accounting and other professional fees associated with the filing requirements under the Exchange Act. This adjustment is not a prediction of future results. No adjustment is made for employee, overhead, indirect or incidental expenses. Management estimates that costs associated with being an Exchange Act reporting company will be significantly higher in later periods.

(6)	Pro forma effects on basic and diluted net income per common share and dividends per common share are based upon the weighted average number of basic and diluted common shares outstanding in each period less the number of shares converted to fractional shares through the Reverse Stock Split plus the additional shares to be issued in connection with the Forward Stock Split as though the Recapitalization occurred at the beginning of each period.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Stockholders may submit proposals for consideration at the 2005 Annual Meeting of Stockholders. In order for stockholder proposals for the 2005 Annual Meeting to be eligible for inclusion in the Company’s proxy statement, they must be must have been received by the Secretary of the Company at the Company’s principal executive office not later than November 24, 2004 and meet all other applicable requirements for inclusion therein.

In the alternative, if a stockholder follows the SEC’s proxy solicitation rules, the stockholder may commence his own proxy solicitation and present a proposal from the floor at the 2005 Annual Meeting of stockholders of the Company. If a stockholder elects to do so, the holders of proxies solicited by the Company’s Board of Directors may vote the proxies under the discretionary authority granted by those proxies on any proposals presented by such stockholder if the Company does not receive notice of such proposal on or before February 7, 2005.

The Company’s bylaws provide that, in order to be eligible for consideration at the annual meeting of stockholders, all nominations of directors, other than those made by the Company’s Board of Directors, must be made in writing and must be delivered to the Secretary of the Company not less than 30 days nor more than 50 days prior to the meeting at which such nominations will be made; provided, however, if less than 21 days notice of the meeting is given to stockholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC’s public reference room, 450 5th Street, N.W., Washington, D.C. 20549.

The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, including KS Bancorp, who file electronically with the SEC. The address of that website is http:\\www.sec.gov.

The Company has filed a transaction statement on Schedule 13E-3 with the SEC in connection with the transaction described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows KS Bancorp to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document.

Pursuant to the Exchange Act, we currently file annual and quarterly reports with the SEC. Our annual report on Form 10-KSB for the fiscal year ended December 31, 2003, filed pursuant to Section 13 of the Exchange Act, includes financial statements and schedules and is incorporated herein by reference. Our most recent quarterly report on Form 10-QSB for the nine month period ended September 30, 2004, filed pursuant to Section 13 of the Exchange Act, also includes financial statements and schedules that are incorporated herein by reference. The Company’s 10-KSB was filed with the SEC on March 29, 2004, and its latest 10-QSB was filed with the SEC on November 12, 2004. We undertake to deliver promptly, without charge, upon the written or oral request of any stockholder, a separate copy of our annual report on Form 10-KSB or its quarterly report on Form 10-QSB. Requests should be submitted to Joy B. Watson, Secretary, KS Bancorp, Inc., 1031 North Brightleaf Blvd., Smithfield, North Carolina 27577.

This document incorporates by reference the documents listed below that KS Bancorp has filed previously with the SEC. We are delivering copies of these documents that are incorporated by reference to stockholders in connection with this Proxy Statement. They contain important information about the Company and its financial condition.

•	KS Bancorp’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003; and

•	KS Bancorp’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004.

We also incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of KS Bancorp’s special meeting.

We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

By Order of the Board of Directors,

/s/ Joy B. Watson
Joy B. Watson,
Secretary

Smithfield, North Carolina

February 1, 2005

APPENDIX A

AMENDMENT TO ARTICLES OF INCORPORATION

OF

KS BANCORP, INC.

See Attached

ARTICLES OF AMENDMENT

OF

KS BANCORP, INC.

Pursuant to Section 55-10-06 of the General Statutes in North Carolina, KS Bancorp, Inc. hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation with the North Carolina Secretary of State:

1. The name of the corporation is KS Bancorp, Inc.

2. The Articles of Incorporation of the undersigned corporation shall be amended such that new Sections 2.4 and 2.5 shall be added at the end of Article II of the corporation’s Articles of Incorporation, and that such additional provisions shall be read in their entirety as follows:

Section 2.4 Reverse Stock Split. On March 17, 2005 at 6:00 p.m. Eastern Standard Time (the “Reverse Effective Time”), each two hundred (200) issued and outstanding shares of the corporation’s common stock shall automatically, without further action on the part of the corporation or any holder of such common stock, be reclassified and converted into one (1) share of the corporation’s common stock (the “Reverse Stock Split”). The corporation will not issue fractional shares in connection with this Reverse Stock Split. As a result of the Reverse Stock Split, each shareholder of the corporation holding less than one hundred (200) shares of the corporation’s common stock immediately prior to the Reverse Effective Time will only have the right to receive cash equal to $24.00 multiplied by the number of shares owned by such shareholder immediately prior to the Reverse Effective Time, and such shareholder will no longer have any further right to vote as a shareholder or otherwise share in the corporation’s assets, earnings or profits following the Reverse Stock Split. As a result of the Reverse Stock Split, each shareholder of record holding more than two hundred (200) shares of the corporation’s common stock will continue as a shareholder only with respect to the full share or shares of common stock held by that shareholder following and resulting from the Reverse Stock Split; however, if immediately prior to the Reverse Stock Split such shareholder holds a number of shares of the corporation’s common stock that is not evenly divisible by two hundred (200), then the corporation will make a cash payment equal to $24.00 per pre-split share in exchange for each fractional share resulting from the Reverse Stock Split.

Section 2.5 Forward Stock Split. At 6:00 a.m. on March 18, 2005 (the “Forward Effective Time”), each one (1) share of the corporation’s common stock then issued and outstanding will, without any further action on the part of the corporation or any holder of such common stock, be re-classified as and converted into two hundred and fifty (250) shares of the corporation’s common stock (the “Forward Stock Split”).

3. The Reverse Stock Split and Forward Stock Split will be affected as follows:

(a)	Following the Forward Effective Time, the corporation’s transfer agent will deliver a letter of transmittal to all shareholders of record immediately prior to the Reverse Effective Time with instructions as to how these stockholders shall endorse and submit the currently issued and outstanding stock certificates to the corporation in exchange for (i) cash proceeds representing the purchase price for fractional shares and/or (ii) new stock certificate(s) representing the number of shares of the corporation’s common stock owned by such shareholder following the Reverse Stock Split and Forward Stock Split, if any.

(b)

Each shareholder will deliver to the transfer agent such instruments and certificates as required by the corporation’s transfer agent, including that shareholder’s existing stock certificates or required affidavits and indemnity agreements. If the shareholder owns less than two hundred (200) shares of the corporation’s common stock at the Reverse Effective Time, that shareholder will receive an amount equal to $24.00 multiplied by the number of shares of common stock held by such shareholder immediately prior to the Reverse Effective Time. If the shareholder owns two hundred (200) or more shares of the corporation’s common stock immediately prior to the Reverse

Effective Time, that shareholder will receive a new stock certificate representing the shareholder’s ownership of the number of shares resulting from the Reverse Stock Split and Forward Stock Split, which will be evenly divisible into two hundred and fifty (250) share lots, as well as cash proceeds representing the purchase of that shareholder’s common stock for any fractional shares owned by that shareholder immediately following the Reverse Stock Split.

4. The amendments to the Articles of Incorporation of the Corporation referenced in Article 2 of this Articles of Amendment were (i) adopted by the members of the Corporation’s Board of Directors on January 20, 2005 and (ii) adopted by its shareholders of the Corporation on March 14, 2005 in the manner prescribed by the General Statutes of North Carolina.

5. These Articles of Amendment will become effective at 5:59 p.m. on March 17, 2005.

This the          day of                     , 2005.

KS BANCORP, INC.

By:
Harold T. Keen
President and Chief Executive Officer

APPENDIX B

OPINION OF FINANCIAL ADVISOR

See Attached

3600 Glenwood Avenue, Suite 104

Raleigj, North Carolina 27612

919.719.4770

Fax: 919.719.4777

www.trianglecapitalpartners.com

TRIANGLE CAPITAL PARTNERS

Investment Bankers

December 20, 2004

Board of Directors

KS Bancorp, Inc.

1031 North Brightleaf Boulevard

Smithfield, NC 27577

Gentlemen:

You have asked us to render our opinion relating to the fairness, from a financial point of view, to holders of the common stock of KS Bancorp, Inc. (“KS”) of the cash consideration to be paid to holders of KS’s common stock in connection with a proposed reverse stock split to be followed by a forward stock split (the “Recapitalization”) pursuant to and in accordance with the terms more fully set forth in the draft of the proposed amendment to KS’s Articles of Incorporation attached hereto (the “Amendment”).

Triangle Capital Partners, LLC, as part of its investment banking business, is regularly engaged in performing financial analyses of financial institutions and their securities in connection with mergers and acquisitions, corporate transactions, and for other purposes. We have acted as financial advisor to KS in connection with the Recapitalization as set forth in the Amendment. We expect to receive compensation for our services in connection with the Recapitalization, including a fee that is contingent upon rendering this opinion and KS has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement including liabilities under federal securities laws. We have provided certain financial advisory services to KS from time to time, and we may also provide financial advisory services to KS in the future. With your consent, we have been engaged by the trustees of the KS ESOP to provide a valuation report on the ESOP shares in connection with the contemplated termination of the ESOP. We may in the future receive fees for any such services

You have advised us that, in accordance with the Amendment, KS will undergo a 1-for-200 reverse stock split (the “Reverse Stock Split”) and that following the Reverse Stock Split, KS will undergo a 250-for-1 forward stock split (the “Forward Stock Split”). In connection with the Reverse Stock Split a stockholder will receive one share for each two hundred shares of KS common stock held immediately prior to the Reverse Stock Split. Each fractional share resulting from the Reverse Stock Split, will receive a cash payment from KS in the amount equal to $24.00, without interest (the “Redemption Price”), for each pre-split share comprising that fractional share interest. If KS’s stockholders approve the Recapitalization, each stockholder:

•	Holding fewer than 200 shares of KS common stock at the effective time of the Reverse Stock Split will receive the Redemption Price for each pre-split share of KS common stock owned by that stockholder; or

Triangle Capital Partners, LLC - Member NASD

Board of Directors

KS Bancorp, Inc.

December 20, 2004.

•	Holding 200 or more shares at the effective time of the Reverse Stock Split will be issued new shares of KS common stock after the Reverse Stock Split. Those stockholders who continue to hold shares of KS common stock after the Reverse Stock Split and are not fully cashed out pursuant to the Reverse Stock Split will subsequently receive 250 shares of KS common stock for each share owned resulting from such Reverse Stock Split in accordance with the Forward Stock Split.

In the course of our engagement we have reviewed and analyzed:

i.	The Amendment;

ii.	KS’s annual reports to stockholders and its financial statements for each of the three years ended December 31, 2001, December 31, 2002, and December 31, 2003;

iii.	KS’s quarterly reports filed on from 10-QSB for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

iv.	Information regarding the historical record of reported prices, trading activity and dividend payments of KS common stock;

v.	Certain reported financial terms of selected recent transactions which we deemed to be relevant;

vi.	The consideration proposed to be paid as set forth in the Amendment;

vii.	Financial information and financial forecasts prepared by KS management relating to the business, earnings, cash flows, assets and prospects of KS furnished to us by KS; and

viii.	Other studies, analyses and investigations, particularly of the banking industry, and such other information as we deemed appropriate.

In addition we held discussions with members of senior management of KS including without limitation its legal advisors, auditors and others about the background to the Recapitalization, reasons and basis for the Recapitalization, the past and current results of operations and the business of KS and KS’s management’s opinion of future its prospects.

For purposes of this opinion, we have assumed and relied on, without independent verification, the accuracy and completeness of the financial, accounting, business, legal, tax, and

Board of Directors

KS Bancorp, Inc.

December 20, 2004.

other information discussed with or furnished to us by KS and the material otherwise made available to us, including information from published sources, and we have not independently verified such data. With respect to the financial information, including financial forecasts of KS management and information relating to certain strategic, financial and operational benefits anticipated by KS management from the Recapitalization, which we received from KS, we have assumed (with your consent) that they have been reasonably prepared reflecting the best currently available estimates and good faith judgment of the management of KS. We express no view as to such forecasts or projected information. We have also assumed that all government, regulatory, and other consents necessary for the consummation of the Recapitalization will be obtained without any adverse affect on KS or the benefits of the Recapitalization expected by KS management in any way material to our analysis. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Recapitalization to be consummated.

We have not made, obtained, or been provided with (i) any independent appraisals or valuations of the assets or liabilities, and potential and/or contingent liabilities of, KS or (ii) any independent analysis or valuation of the rights of stockholders, creditors, or any other holders of claims or rights against KS or any of its affiliates. We have further relied on the assurances of the management of KS that they are not aware of any facts that would make any information reviewed by us inaccurate or misleading. No opinion is expressed as to whether any alternative transaction might be more favorable to KS. We express no opinion as to KS’s future business, assets, liabilities, operations or prospects. We were not requested to and did not solicit any expressions of interest from any other parties with respect to the actions contemplated in connection with the Recapitalization.

Our opinion is based on the market, economic and other relevant considerations as they exist and have been evaluated by us on the date hereof. We have assumed that there has been no material change in KS’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. In rendering our opinion, we have assumed that the Recapitalization, including the transactions contemplated in the draft Amendment, will be consummated according to the terms described in the draft Amendment. In addition, we assumed that the Amendment will not differ in any material respect from the draft thereof reviewed by us.

This opinion does not address the underlying business decision of KS to engage in the Recapitalization. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to revise or reaffirm this opinion. In addition, we express no opinion or recommendation as to how the stockholders or creditors of or any claimants against KS or any of its affiliates should view or regard the Recapitalization. We render no opinion with respect to the relative rights and benefits or detriments of stockholders, creditors, or any other holders of claims or rights against KS or any of its affiliates in connection with the Recapitalization. No opinion is rendered with respect to KS or any of its affiliates. Our opinion is rendered in regard to the Redemption Price and does not take into account or give effect to any adjustment or increase to the Redemption Price that may occur subsequent to the date hereof. This opinion does not address the prices at which the capital stock of KS or any of its respective

Board of Directors

KS Bancorp, Inc.

December 20, 2004.

affiliates has traded in the past or at which such stock of KS or any of its affiliates may trade after the date hereof or after the consummation of the Recapitalization.

This opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time (in whole or part), to any third party or in any manner or for any purpose whatsoever without our prior written consent, which consent shall not be unreasonably withheld, based upon review by us of the content of any such public reference, which shall be satisfactory to us in our reasonable judgment, and which review shall be completed by us as soon as practicable, although this opinion may be included in its entirety in the proxy statement of KS used to solicit stockholder approval of the Recapitalization so long as any description of or reference to us or this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. It is understood that this letter is directed to the Board of Directors of KS in its consideration of the Recapitalization and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Recapitalization.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, and based on such other matters as we considered relevant, it is our opinion that as of the date hereof the Redemption Price to be paid in the Recapitalization is fair, from a financial point of view, to the holders of KS common stock.

Very truly yours,

/s/ Triangle Capital Partners, LLC

TRIANGLE CAPITAL PARTNERS, LLC

APPENDIX C

ARTICLE 13 OF THE NORTH CAROLINA GENERAL STATUTES

DISSENTERS’ RIGHTS

§ 55-13-01. Definitions

In this Article:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

(3) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 55-13-02. Right to dissent

(a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger whose shares are not affected under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2a) Consummation of a plan of conversion pursuant to Part 2 of Article 11A of this Chapter.

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than an amendment of the articles of incorporation permitting action without meeting to be taken by less than all shareholders entitled to vote, without advance notice, or both, as provided in G.S. 55-7-04; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:

(1) The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

(2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

a. Cash;

b. Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

c. A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision.

§ 55-13-03. Dissent by nominees and beneficial owners

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(1) He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) He does so with respect to all shares of which he is the beneficial shareholder.

§§ 55-13-04 to 55-13-19. Reserved

§§ 55-13-04 to 55-13-19. Reserved

§ 55-13-20. Notice of dissenters’ rights

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this Article and be accompanied by a copy of this Article.

(b) If corporate action creating dissenters’ rights under G.S. 55-13-02 is taken without a vote of shareholders or is taken by shareholder action without meeting under G.S. 55-7-04, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in G.S. 55-13-22. A shareholder who consents to shareholder action taken without meeting under G.S. 55-7-04 approving a corporate action is not entitled to payment for the shareholder’s shares under this Article with respect to that corporate action.

(c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters’ rights under G.S. 55-13-02 unless he voted for such corporate action.

§ 55-13-21. Notice of intent to demand payment

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

§ 55-13-22. Dissenters’ notice

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is approved at a shareholders’ meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters’ notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

(b) The dissenters’ notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters’ rights under G.S. 55-13-02, and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Supply a form for demanding payment;

(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

(5) Be accompanied by a copy of this Article.

§ 55-13-23. Duty to demand payment

(a) A shareholder sent a dissenters’ notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this Article.

§ 55-13-24. Share restrictions

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

§ 55-13-25. Payment

(a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

(b) The payment shall be accompanied by:

(1) The corporation’s most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

(2) An explanation of how the corporation estimated the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under G.S. 55-13-28; and

(5) A copy of this Article.

§ 55-13-26. Failure to take action

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under G.S. 55-13-22 and repeat the payment demand procedure.

§ 55-13-27. Reserved

§ 55-13-28. Procedure if shareholder dissatisfied with corporation’s payment or failure to perform

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under G.S. 55-13-25; or

(3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

§ 55-13-29. Reserved

§ 55-13-30. Court action

(a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter’s payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

< Subsec. (a) as amended by S.L. 1997-485, § 5.1 applicable to proceedings commenced on or after October 1, 1997, by dissenters to corporate actions that occurred before October 1, 1997 >

(a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the date of his payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. Within 10 days after service upon it of [the] complaint, the corporation shall pay to the dissenter the amount offered by the corporation under G.S. 55-13-25.

(a1) Repealed by S.L. 1997-202, § 4, eff. Oct. 1, 1997.

(b) Reserved for future codification purposes.

(c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

§ 55-13-31. Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

(2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

IF PROPERLY MARKED, DATED, SIGNED AND RETURNED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS STATED. IF INSTRUCTIONS ARE GIVEN WITH RESPECT TO SOME BUT NOT ALL PROPOSALS, SUCH INSTRUCTIONS AS ARE GIVEN WILL BE FOLLOWED, BUT THE PROXY WILL BE VOTED “FOR” THE PROPOSALS AS TO WHICH NO INSTRUCTIONS ARE GIVEN. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY THE FILING OF A WRITTEN NOTICE OF REVOCATION WITH THE SECRETARY OF THE COMPANY, BY DELIVERING TO THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Special Meeting of Stockholders and of a Proxy Statement dated February 1, 2005.

PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	DATE

PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	DATE

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign, but only one signature is required. PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

REVOCABLE PROXY

KS BANCORP, INC.

SPECIAL MEETING OF STOCKHOLDERS MARCH 14, 2005

The undersigned hereby appoints the Board of Directors of KS Bancorp, Inc. (the “Company”), with full power of substitution, as attorneys and proxies for the undersigned, to vote all shares of common stock of the Company, which the undersigned is entitled to vote at the Special Meeting of Stockholders, to be held at the offices of the Company at 1031 North Brightleaf Blvd., Smithfield, North Carolina, on March 14, 2005, at 7:00 p.m., Eastern Standard Time, and at any and all adjournments thereof, as follows:

	FOR	AGAINST	ABSTAIN

1.      The approval of an amendment to the Company’s Articles of Incorporation to Effect a 1-for-200 reverse stock split followed immediately by a 250-for-1 forward stock split of the Company’s common stock.

	FOR	AGAINST	ABSTAIN
2. The approval of an adjournment of the meeting to solicit additional proxies for approval of the proposed amendment to the Company’s Articles of Incorporation.

The Board of Directors recommends a vote “FOR” the above proposals.